AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 2007

                                                     REGISTRATION NO. 333-144974

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -------------

                             NEXTWAVE WIRELESS INC.
             (Exact name of registrant as specified in its charter)

                                  -------------

          DELAWARE                      3663                      20-5361360
(State or Other Jurisdiction     (Primary Standard            (I.R.S. Employer
    of Incorporation or              Industrial              Identification No.)
        Organization)        Classification Code Number)

                                  -------------

                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 FRANK A. CASSOU
    EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT AND CHIEF LEGAL COUNSEL
                             NEXTWAVE WIRELESS INC.
                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                                   Copies to:
                              Marita Makinen, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.[X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act. check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities using this prospectus until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2007

PROSPECTUS

                            NEXTWAVE WIRELESS [Logo]

 178,111 SHARES OF SERIES A SENIOR CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001

       17,063,306 SHARES OF COMMON STOCK, PAR VALUE $0.001, ISSUABLE UPON
                   CONVERSION OF THE SERIES A PREFERRED STOCK

                                  -------------

         This prospectus relates solely to the resale of up to 178,111 shares of Series A Senior Convertible Preferred Stock, par value $0.001 (the "Series A Preferred Stock"), of NextWave Wireless Inc. ("NextWave" or the "Company") and 17,063,306 shares of common stock, par value $0.001 (the "Common Stock") of NextWave issuable upon the conversion of the Series A Preferred Stock by the purchasers identified in this prospectus. On March 28, 2007, shares of the Series A Preferred Stock were issued to the purchasers in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation D. This prospectus will be used by the selling securityholders to resell their shares of the Series A Preferred Stock and Common Stock issuable upon conversion of the Series A Preferred Stock.

         Shares of the Series A Preferred Stock provide for the payment of dividends at a rate of 7.5% per annum, payable quarterly in arrears. Until March 28, 2011, the per share dividend amount will be added to the liquidation preference of the Series A Preferred Stock unless the Company elects to pay cash dividends. From and after March 28, 2011, the Company is obligated to pay quarterly cash dividends on the Series A Preferred Stock. Shares of the Series A Preferred Stock are convertible by holders into a number of shares of Common Stock equal to the liquidation preference then in effect divided by $11.05 and may be mandatorily converted at the election of the Company under certain circumstances. The Company will be required to redeem all outstanding shares of the Series A Preferred Stock, if any, on March 28, 2017, at a price equal to the liquidation preference plus unpaid dividends. The Series A Preferred Stock is also subject to other redemption rights exercisable by the holders of the Series A Preferred Stock. For a more detailed description of the Series A Preferred Stock, see "Description of the Capital Stock" beginning on page 39.

         The selling stockholders identified in this prospectus may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" beginning on page 44 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

         We will not receive any of the proceeds from the resale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the resale of these shares. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our Common Stock.

         Shares of our Common Stock are listed on The Nasdaq Global Market under the ticker symbol "WAVE". We do not intend to list the Series A Preferred Stock on any national securities exchange or to take any action to make it eligible for any automated quotation system other than the PortalSM Market of the Nasdaq Stock Market, Inc (the "PortalSM Market"). The Series A Preferred Stock is not currently eligible to trade on the PortalSM Market.

         Investing in our Series A Preferred Stock or Common Stock involves significant risks. See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of our Series A Preferred Stock or Common Stock.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED            , 2007

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell shares of Series A Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock described in this prospectus in one or more offerings.

         You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.





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                                TABLE OF CONTENTS

                                                                            PAGE


PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................4

RISK FACTORS..................................................................9

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS............................25

USE OF PROCEEDS..............................................................26

CERTAIN MATERIAL UNITED STATES INCOME TAX CONSIDERATIONS.....................27

SELLING STOCKHOLDERS.........................................................34

DESCRIPTION OF CAPITAL STOCK.................................................39

PLAN OF DISTRIBUTION.........................................................44

LEGAL MATTERS................................................................46

EXPERTS......................................................................46

WHERE YOU CAN FIND MORE INFORMATION..........................................47

INCORPORATION BY REFERENCE...................................................48










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                               PROSPECTUS SUMMARY

         This summary highlights key aspects of our business that are described in more detail in our reports filed with the Securities and Exchange Commission. This summary does not contain all of the information that you should consider before making a future investment decision with respect to our securities. You should read this entire registration statement carefully, including the "Risk Factors," and the combined audited financial statements and the notes thereto and the other documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein.

         Unless the context indicates otherwise, all references in this registration statement to "NextWave," "the Company," "we," "us" and "our" refer to NextWave Wireless Inc. and its direct and indirect subsidiaries. References to Old NextWave Wireless refer to our existence as a company conducting a separate line of business prior to April 13, 2005, when we emerged from Chapter 11 as a new wireless technology company.


                                   OUR COMPANY

BUSINESS OVERVIEW

         We are a wireless technology company that develops and markets next-generation mobile broadband and wireless multimedia products and technologies. Our products and technologies are designed to make wireless broadband faster, more reliable, more accessible and more affordable. At present, our customers include many of the largest mobile handset and wireless service providers in the world.

         We believe that mobile broadband represents the next logical step in the evolution of the Internet and that consumer demand for fully-mobile, wireless broadband service will transform the global wireless communications industry from one driven primarily by circuit-switched voice to one driven by IP-based broadband connectivity. In addition, we believe that wireless will play a major role in facilitating digital media convergence and provide people the ability to easily access and share multimedia content across multiple types of mobile device and consumer electronics platforms. Our business activities are focused on developing products, technologies and network solutions to enable affordable, fully-mobile broadband access and seamless digital media convergence solutions that will allow individuals to access the information and multimedia content they want, where they want, when they want, on virtually any type of digital communications device.

         Our wireless broadband products and technologies are developed and marketed through our operating subsidiaries. While, on a stand-alone basis, each subsidiary is focused on providing customers with competitive products and technologies targeted at a specific aspect of the mobile broadband ecosystem, we expect that the combined offerings of our operating companies will form a complete, end-to-end, next-generation wireless broadband solution. The following is a summary of each of our major subsidiaries products and capabilities:

         NextWave Broadband Inc. - Mobile broadband semiconductors and network components based on WiMAX and Wi-Fi technologies, terminal device reference designs and network implementation services;

         PacketVideo Corporation - Multimedia software applications for wireless handsets and digital media convergence software solutions;

         GO Networks, Inc. - Carrier-class, wide-area, mobile Wi-Fi systems; and

         IPWireless - Commercial and public service mobile broadband systems, access devices, and mobile broadcast systems based on TD-CDMA technology.

NEXTWAVE BROADBAND INC. Through its Advanced Technology Group, NextWave Broadband is developing a family of mobile broadband semiconductor products based on WiMAX and Wi-Fi technologies including multi-band RF chips and high-performance, digital baseband WiMAX chips. Our chipsets are intended to provide wireless device and network equipment manufacturers with an advanced platform to develop next-generation WiMAX mobile terminal and infrastructure products. Samples of our first-generation, NW1000 chipset family, which includes a WiMAX baseband system-on-a-chip (SOC) and matched multi-band RFIC were made available during the third quarter of 2007. Initial availability of our


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second-generation, NW2000 chipset family, the company's first chipset family designed for high-volume commercial production, is planned for the first half of 2008. In addition, the Advanced Technology Group is developing wireless network components and a family of handset and media player reference designs to highlight the features of its subscriber station semiconductor products.

         The primary design objectives of the Advanced Technology Group's products and technologies, which are intended to be sold or licensed to network infrastructure vendors, device manufacturers and service providers worldwide, are to:

      o Improve the performance, service quality and economics of WiMAX networks and enhance their ability to cost-effectively handle the large volume of network traffic associated with bandwidth-intensive, multimedia applications such as mobile television, video-on-demand, streaming audio, two-way video telephony and real-time gaming;

      o Improve the performance, power consumption and cost characteristics of WiMAX subscriber terminals;

      o Improve the degree of interoperability and integration between Wi-Fi and WiMAX systems for both Local Area Networks (LANs) and Wide Area Networks (WANs); and

      o Improve service provider economics and roaming capabilities by enabling WiMAX networks and WiMAX enabled devices to seamlessly operate across multiple frequency bands including certain unlicensed bands.

         Through its Network Solutions Group, NextWave Broadband intends to offer a full array of network services, including RF and core network design services, network implementation and management services, and back-office service solutions to service providers who deploy our WiMAX, Wi-Fi, and TD-CDMA network solutions. To demonstrate the capabilities of our network service capabilities and our wireless broadband products, the Network Solutions Group is implementing a mobile WiMAX/Wi-Fi/TD-CDMA test site in Las Vegas, Nevada.

         PACKETVIDEO CORPORATION. Through our PacketVideo subsidiary, we supply device-embedded multimedia software to many of the world's largest wireless carriers and wireless handset manufacturers, who use it to transform a mobile phone into a feature-rich multimedia device that provides people with the ability to stream, download and play video and music, receive live TV broadcasts, and engage in two-way video telephony. PacketVideo's software is compatible with virtually all network technologies, including WiMAX, CDMA, WCDMA, and GSM. PacketVideo has been contracted by some of the world's largest carriers, such as Verizon Wireless, Vodafone, NTT DoCoMo, Orange and T-Mobile to design and implement the embedded multimedia software capabilities contained in their handsets. To date, over 138 million PacketVideo-powered handsets have been shipped by PacketVideo's service provider and device OEM customers.

         To further enhance its market position, PacketVideo has invested in the development and acquisition of a wide range of technologies and capabilities to provide its customers with software solutions to enable home/office digital media convergence using communication protocols standardized by the Digital Living Network Alliance(TM) (DLNA(TM)). An example is PacketVideo's network-based PacketVideo Experience(TM) platform that provides for content search, discovery, organization and content delivery/sharing between mobile devices and consumer electronics products connected to an IP-based network. This innovative platform is designed to provide an enhanced user experience by intelligently responding to user preferences based on content type, day-part, and content storage location. In addition, PacketVideo's patented Digital Rights Management (DRM) solutions, already in use by many carriers globally, represent a key enabler of digital media convergence by preventing the unauthorized access or duplication of multimedia content used or shared by PacketVideo-enabled devices.

         We believe that the continued growth in global shipments of high-end handsets with multimedia capabilities, increasing demand for home/office digital media convergence solutions, and the acceleration of global deployments of mobile broadband enabled networks will substantially expand the opportunity for PacketVideo to license its suite of multimedia software solutions to service providers and to handset and consumer electronic device manufacturers.



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         GO NETWORKS, INC. Through our GO Networks subsidiary, which was acquired in February 2007, we offer carrier-class mobile Wi-Fi network systems to commercial and municipal service providers worldwide. GO Networks' family of micro, pico and femto Wi-Fi base stations utilize advanced xRFTM adaptive beamforming smart-antenna technology and a cellular-mesh Wi-Fi architecture to deliver superior Wi-Fi coverage, performance, and economics and provide service providers with a cost-effective solution to support bandwidth-intensive mobile broadband services such as video streaming, real-time gaming, web browsing, and other types of multimedia applications on a wide-area basis.

         IPWIRELESS. Our IPWireless subsidiary, which was acquired in May 2007, played a leading role in the development of 3GPP TDD Universal Mobile Telecommunications Systems (UMTS) standards and currently provides customers with an assortment of TD-CDMA mobile broadband products and technologies. Mobile broadband networks that utilize IPWireless' TD-CDMA technology, one of the first standards-based mobile broadband technologies in the world, have been commercially deployed in more than a dozen countries, including the Czech Republic, New Zealand, Germany, South Africa, Sweden, and the United Kingdom.

         The IPWireless TDtv solution, based on 3GPP Multimedia Broadcast Multicast Service (MBMS), allows UMTS operators to deliver mobile television and other multimedia services using their existing 3G spectrum and networks, with little impact on their current voice and data services. A trial of TDtv technology, recently conducted in the UK by several of the largest mobile operators in Europe, successfully demonstrated its ability to deliver high-quality, multi-channel broadcast services using the trial participants' existing spectrum. TDtv supports key consumer requirements including fast channel change times, operation at high travel speeds, and seamless integration into small profile handsets.

         In September 2006, IPWireless' TD-CDMA mobile broadband wireless technology was selected by New York City's Department of Information Technology and Telecommunications as part of a five-year contract awarded to Northrop Grumman for the deployment of a citywide, public safety, mobile wireless network. IPWireless has received an initial purchase order to deliver network equipment through November 2007 in connection with this network deployment. We believe that IPWireless' technology, as optimized for public safety applications, can be utilized to deliver cost-effective and reliable public safety network solutions in the 700MHz spectrum band plan currently under consideration by the FCC for public safety purposes.

         We believe the breadth of products, technologies, spectrum assets and services offered by our various subsidiaries represents a unique platform to provide advanced wireless broadband solutions to the market. While our subsidiaries are intended to be operated as stand-alone businesses, we also believe that they will provide synergistic value to each other and collectively drive accelerated market penetration and share of the wireless broadband market for us.

         To help accelerate global market adoption of our mobile broadband products, we intend to make our significant spectrum holdings available, under a variety of business arrangements, to customers of our wireless broadband products and technologies. Our spectrum footprint in the U.S. covers over 248 million people and includes many of the largest metropolitan areas in the country. In addition, we have also acquired nationwide spectrum in numerous international markets including Austria, Canada, Croatia, Germany, Slovakia and Switzerland.








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                                  THE OFFERING

Common Stock outstanding prior      92,665,556 shares of Common Stock
   to this offering, excluding
   the shares being offered
   for resale to the public by
   the selling stockholders(1)

Series A Preferred Stock            355,000 shares of Series A Preferred Stock
   outstanding prior to this
   offering

Series A Preferred Stock being      Up to 178,111 shares of Series A Preferred
   offered for resale to the        Stock
   public by the selling
   shareholders

Common Stock being offered for      Up to 17,063,306 shares of Common Stock,
   resale to the public by the      based on an initial conversion price of
   selling shareholders             $11.05 per share of Common Stock and
                                    including the additional shares of Common
                                    Stock issuable in connection with the
                                    accretion of the per share dividend amount to the liquidation preference of the Series
                                    A Preferred Stock until December 31, 2007.
                                    The conversion price is subject to
                                    adjustment in certain circumstances as
                                    described in "Description of Capital Stock -
                                    Preferred Stock." Until March 2011, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference.
                                    From and after March 2011, we must declare dividends in cash each quarter, subject to applicable law. The terms of our 7% Senior

-----------------
(1) The number of shares of our Common Stock outstanding prior to this offering is based on the number of shares of our Common Stock outstanding as of September 29, 2007. This number does not include, as of September 29, 2007:

            o 22,362,471 shares of our Common Stock issuable upon exercise of options and warrants outstanding, at a weighted average exercise price of $6.56 per share;

            o 13,959,097 shares of our Common Stock reserved for issuance under our NextWave Wireless Inc. 2005 Stock Incentive Plan, NextWave Wireless Inc. 2007 Stock Incentive Plan, the CYGNUS Communications, Inc. 2004 Stock Option Plan and the PacketVideo Corporation 2005 Equity Incentive Plan;

            o up to $142.0 million of our Common Stock that may be issued as additional consideration to former IPWireless shareholders and under the IPWireless Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to IPWireless' public safety business and TDtv business and up to $30.6 million of our Common Stock that may be issued as additional consideration to former GO Network shareholders and under the GO Networks Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to the sales of GO Network's Wi-Fi base station products;

            o 26,413,367 shares of our Common Stock issuable upon the conversion of our Series A Preferred Stock that are not being registered pursuant to this offering; and

            o 833,333 shares of our Common Stock issuable under an advisory contract.

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                                    Secured Notes ("Senior Notes") due 2010
                                    currently prevent the payment of cash
                                    dividends on the Series A Preferred Stock.

Common Stock to be outstanding      Up to 109,728,862 shares of Common Stock
   after this resale offering

Series A Preferred Stock to be      355,000 shares of Series A Preferred Stock
   outstanding after this
   resale offering

Market value of the Common          Up to $101,697,304, calculated based on the
   Stock being offered for          closing price per share of our Common Stock
   resale to the public by the      on Nasdaq on November 16, 2007. There can be
   selling stockholders             no assurance as to the trading price of our
                                    Common Stock at any future date and you are encouraged to obtain current market quotations for our Common Stock.

                                    The up to 17,063,306 shares of Common Stock being offered for resale, after giving effect to the conversion of the Series A Preferred Stock, will represent 15.5% of our shares of Common Stock and 27.5% of the shares of our Common Stock held by persons other than our executive officers, directors and other holders who own greater than 10.0% of our Common Stock ("Non-Affiliates"). Before giving effect to the conversion of the Series A Preferred Stock, such shares would represent 18.4% of the total shares of Common Stock currently outstanding and 33.0% of the total shares of Common Stock currently outstanding and held by Non-Affiliates. The foregoing definition of Non-Affiliates is solely for purposes of this registration statement and does not reflect a determination of affiliate status for any other purpose.

Initial liquidation preference      $1,000 per share, subject to increase for
                                    accrued dividends, as described below.

Quarterly dividend                  The Series A Preferred Stock is entitled to
                                    receive quarterly dividends on the
                                    liquidation preference at a rate of 7.5% per annum, subject to increase if certain defaults occur. Until March 2011, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference.
                                    From and after March 2011, we must declare dividends in cash each quarter, subject to applicable law. The terms of our Senior
                                    Notes currently do not permit us to pay cash dividends on the Series A Preferred Stock.
                                    As a result, we expect that the per share dividend amount will be added to the liquidation preference of the Series A
                                    Preferred Stock until March 28, 2011,
                                    increasing the amount of the liquidation preference and accordingly the number of shares of our Common Stock issuable upon conversion of each share of the Series A
                                    Preferred Stock. See "Description of Capital
                                    Stock - Preferred Stock".

Adjustments to the quarterly        The dividend rate is subject to adjustment
   dividend                         to 10% per annum if we default in our
                                    dividend payment obligations or fail to


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                                    cause the shelf registration statement to be
                                    declared effective on or prior to November
                                    30, 2007. The dividend rate is also subject to adjustment to 15% per annum if we fail to comply with the protective covenants of the Series A Preferred Stock described below and to 18% per annum if we fail to convert or redeem the Series A Preferred Stock when required to do so.

Conversion of Series A Preferred    Each share of Series A Preferred Stock is
   Stock at the option of the       convertible, at the option of the holder,
   holder                           into a number of shares of Common Stock
                                    equal to the liquidation preference then in effect divided by the conversion price of $11.05, which is subject to adjustment upon the occurrence of a stock dividend, stock split or combination of shares. Upon such an event, the conversion price will be adjusted by multiplying the current conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

                                    At the time of issuance, the conversion
                                    price of $11.05 was a 10.5% premium to the closing price per share of Common Stock on Nasdaq ($10.00). Currently, the conversion price represents a 85.40% premium to the closing price per share of Common Stock on Nasdaq for November 16, 2007 ($5.96).

Conversion of Series A Preferred    Each share of Series A Preferred Stock is
   Stock at the option of the       also convertible into Common Stock at the
  Company                           conversion price described above at the
                                    option of the Company in certain
                                    circumstances. The holders will have the right in connection with such conversions by the Company to elect to have certain of their shares redeemed by the Company as described below. See also "Description of Capital Stock - Preferred Stock".

Mandatory Redemption Date           March 28, 2017

Redemption at the Option of the     The holders of the Series A Preferred Stock
   Holder                           may elect to cause the Company to redeem up
                                    to 50% of the shares of Series A Preferred
                                    Stock then outstanding in the aggregate, if the Company elects to convert the Series A
                                    Preferred Stock under certain circumstances, for a redemption price per share equal to 130% of the liquidation preference of the Series A Preferred Stock. The holders of the
                                    Series A Preferred Stock will also have the right to elect to cause the Company to redeem their shares of Series A Preferred
                                    Stock then outstanding if the Company elects to consummate certain asset sales without the requisite consent of the holders of the Series A Preferred Stock, for a redemption price per share equal to 120% of the


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                                    liquidation preference of the Series A
                                    Preferred Stock.

Deemed Liquidation Events           Upon a deemed liquidation event, - including
                                    a change in control, merger or sale of all or substantially all our assets - the Series
                                    A Preferred Stock will be entitled to
                                    receive an amount per share equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share had converted into Common Stock in connection with such event. The holders of the Series A Preferred
                                    Stock may elect, by the vote of the holders of shares representing at least 75% of the Series A Preferred Stock, to not treat a covered event as a deemed liquidation. In such event, the holders of the Series A
                                    Preferred Stock may have the ability to
                                    convert into capital stock of a successor entity.

Voting rights                       So long as at least 25% of the issued shares
                                    of Series A Preferred Stock remain
                                    outstanding, and until the date on which the Company elects to redeem all shares of Series A Preferred Stock in connection with an asset sale as described above, the approval of the holders of shares representing at least 75% of the Series A
                                    Preferred Stock is required in order to
                                    effect certain corporate actions. With
                                    respect to other matters requiring
                                    stockholder approval, the shares of Series A
                                    Preferred Stock will be entitled to vote as one class with the Common Stock on an as-converted basis. See "Description of
                                    Capital Stock - Preferred Stock".

Absence of Public Market for        We do not intend to list the Series A
   Preferred Stock                  Preferred Stock on any national securities
                                    exchange or to take any action to make it eligible for any automated quotation system other than the PortalSM Market. The Series A
                                    Preferred Stock is not currently eligible to trade on the PortalSM Market.

Total proceeds raised by this       We will not receive any proceeds from the
   resale offering                  resale of our Series A Preferred Stock or
                                    Common Stock by the selling stockholders pursuant to this offering.

Total proceeds raised by our        We issued 355,000 shares of the Series A
   private placement of the         Preferred Stock on March 28, 2007 in a
   Series A Preferred Stock         private placement transaction exempt from
                                    the registration requirements of the
                                    Securities Act pursuant to Regulation D. In that transaction, we received net proceeds of $351.1 million, after payment of placement agent fees to UBS Securities LLC and legal fees.

Payments in connection with our     Except pursuant to the terms of the Series A
   issuance of the Series A         Preferred Stock as described herein, we have
   Preferred Stock and this         not made and are not obligated to make any
   resale offering                  payment in connection with our issuance of
                                    the Series A Preferred Stock or this resale offering to the selling stockholders, any affiliate of the selling stockholders or any person with whom any selling stockholder has a contractual relationship regarding the

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
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                                    transaction. In connection with our issuance
                                    of the Series A Preferred Stock, we paid placement agent fees and legal fees of approximately $3.9 million. Pursuant to the registration rights agreement entered into in connection with our issuance of the Series A Preferred Stock, we agreed to pay all expenses in connection with the filing of the registration statement of which this prospectus is a part. Assuming the per share dividend amount on the Series A Preferred Stock is added to the liquidation preference through March 28, 2011, the total dollar value of accrued dividends through March 28, 2011 would be $116,478,784.

Listing of our Common Stock         Our Common Stock is traded on the Nasdaq
                                    Global Market under the symbol "WAVE". We do not intend to list the Series A Preferred
                                    Stock on any national securities exchange or to take any action to make it eligible for any automated quotation system other than the PortalSM Market. The Series A Preferred
                                    Stock is not currently eligible to trade on the PortalSM Market.

Risk factors                        See "Risk Factors" and the other information
                                    included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our Series A Preferred Stock or Common Stock.

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


                                  RISK FACTORS

         Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in or incorporated by reference into this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.


                         RISKS RELATING TO OUR BUSINESS

WE HAVE LIMITED RELEVANT OPERATING HISTORY AND A HISTORY OF LOSSES.

         We emerged from our reorganization in April 2005 with a new business plan and have made several significant acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo subsidiary, which we acquired in July 2005, and our IPWireless subsidiary, which we acquired in May 2007,we have never generated any material revenues and have limited commercial operations. While certain of our businesses are currently generating revenues, the revenues are not yet adequate to cover our operating expenses. In particular, although we currently anticipate that our second generation NextWave Broadband WiMAX technologies designed for high volume commercial production will initially be available in the first half of 2008, we are currently unable to project when our chipsets, network components and related technology licensing agreements based on WiMAX and Wi-Fi technologies will be commercially deployed and generating significant revenue. We, along with the companies we have acquired, have a history of losses. We will continue to incur significant expenses in advance of achieving broader commercial distribution of our IPWireless and GO Networks products and generating revenues from our NextWave Broadband businesses, particularly from our WiMAX/Wi-Fi semiconductor and network component products. We are expected to realize significant operating losses for the next few years. We are therefore subject to risks typically associated with a start-up entity.

         If we are not able to successfully implement all key aspects of our business plan, including selling and/or licensing high volumes of our products to network operators and to device and network equipment manufacturers, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

WE HAVE IDENTIFIED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, AND THE IDENTIFICATION OF ANY SIGNIFICANT DEFICIENCIES OR MATERIAL WEAKNESSES IN THE FUTURE COULD AFFECT OUR ABILITY TO ENSURE TIMELY AND RELIABLE FINANCIAL REPORTS.

         In connection with our close process and the audit of our consolidated financial statements for the year ended December 30, 2006, our management concluded that a material weakness existed relating to revenue recognition pursuant to software contracts at our PacketVideo subsidiary. Our failure to correctly apply software revenue recognition principles resulted from a lack of a sufficient number of employees with appropriate levels of knowledge, expertise and training in the application of generally accepted accounting principles relevant to software revenue recognition. As a public company, our systems of internal controls over financial reporting are required to comply with the standards adopted by the Securities and Exchange Commission ("SEC") and the Public Company Accounting Oversight Board (the "PCAOB"). Both regulators currently define a material weakness as a single deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We believe we have taken measures to remedy the material weakness, some of which are still in progress. For a discussion of our internal control over financial reporting and a description of the identified material weakness and the related remedial measures, see Item 9A of our Annual Report on Form 10-K, for the year ended December 30, 2006, filed with the SEC on March 30, 2007.

         We will be required to make our first annual certification on our internal controls over financial reporting in our Annual Report on Form 10-K for the year ended December 29, 2007. In preparing for such certification, we are presently evaluating our internal controls for compliance with applicable SEC and PCAOB requirements. In addition to the material weakness related to revenue recognition at our PacketVideo subsidiary, we may identify other internal control processes and procedures that are deficient and, as a result, we may be required to design enhanced processes and controls to address the control deficiencies identified. This could result in significant delays and cost to us and require us to divert substantial resources, including management time, from other activities. We have commenced a review of our existing internal control structure and plan to hire additional personnel. Although our review is not complete, we have taken steps to improve our internal control structure by hiring dedicated, internal compliance personnel to analyze and improve our internal controls, to be supplemented periodically with outside consultants as needed. However, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting as of the end of our fiscal year 2007. Moreover, although our management will continue to review and evaluate the effectiveness of our internal controls, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. We may in the future have material weaknesses or other control deficiencies in our internal control over financial reporting as a result of our controls becoming inadequate due to changes in conditions, the degree of compliance with our internal control policies and procedures deteriorating, or for other reasons. If we have significant deficiencies or material weaknesses or other control deficiencies in our internal control over financial reporting, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

IF WE FAIL TO EFFECTIVELY MANAGE GROWTH IN OUR BUSINESS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE ADVERSELY AFFECTED.

         Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through September 29, 2007, the number of our employees increased from 50 to 991 as a result of organic growth and acquisitions. In addition to various immaterial acquisitions in 2007 and 2006, we acquired Websky Argentina S.A. in October 2007, a 65% interest in WiMax Telecom AG in July 2007, IPWireless, Inc. in May 2007, GO Networks, Inc. in February 2007, SDC Secure Digital Container AG in January 2007, CYGNUS Communications, Inc. in February 2006 and PacketVideo Corporation in July 2005 and we are still in the process of integrating WiMax Telecom, IPWireless and GO Networks.

         To support our expanded research and development activities for our NextWave Broadband business and the anticipated growth in our WiMax Telecom, IPWireless, PacketVideo and GO Networks businesses, we must continue to successfully hire, train, motivate and retain our employees. We expect that further expansion of our operations and employee base will be necessary. Our recent acquisitions have also expanded the geographic reach of our operations to countries including Argentina, Austria, Croatia, Denmark, Finland, Germany, Israel, Slovakia, South Korea, Switzerland, and the United Kingdom. In order to manage the increased complexity of our expanded operations, we will need to continue to expand our management, operational and financial controls and strengthen our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate our acquired businesses, which would adversely affect our ability to develop and commercialize our products and achieve profitability.

WE OPERATE IN AN EXTREMELY COMPETITIVE ENVIRONMENT WHICH COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO WIN MARKET ACCEPTANCE OF OUR PRODUCTS AND ACHIEVE PROFITABILITY.

         We operate in an extremely competitive market and we expect such competition to increase in the future. Our businesses are developing and selling products and technologies based on WiMAX, Wi-Fi and UMTS standards. We will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support the same technologies, as well as alternative wireless standards such as GSM and CDMA2000. Companies that support these wireless technologies include well established industry leaders such as Alcatel, Cisco, Ericsson, Huawei, LGE, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens. In addition, we also compete with small and medium size companies such as Alvarion, Tropos Networks, Strix Systems, and Belair Networks.

         We also will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Airspan, Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat.

Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing commercial WiMAX semiconductor products, and have established a significant time to market advantage. These companies are also our potential customers and partners and may not be available to us if they develop competing products. In addition, we expect additional competition to emerge in the WiMAX semiconductor and components market including well-established companies such as Samsung and Broadcom.

         In addition, our PacketVideo multimedia software products compete primarily with the internal multimedia design teams at the OEM handset manufacturers to whom PacketVideo markets its products and services. Importantly, these OEMs represent some of PacketVideo's largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with our PacketVideo products and our IPWireless TDtv solution. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

         Some of our competitors have significantly greater financial, technological development, marketing and other resources than we do, are already marketing commercial products and technologies and have established a significant time to market advantage. Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

THE SUCCESS OF OUR BUSINESSES DEPENDS ON THE ADOPTION OF DEVELOPING WIRELESS BROADBAND 4G TECHNOLOGIES, INCLUDING WIMAX AND TD-CDMA.

         The success of our businesses depends on the deployment and market acceptance of fourth generation (4G) wireless broadband technologies, including WiMAX and TD-CDMA. We plan to generate most of our revenue from the sale of 4G products and the licensing of 4G technologies. The market for 4G networks and compatible products and technologies, as well as the technologies themselves, are in an early stage of development and are continuing to evolve. In particular, there are currently no mobile WiMAX networks in commercial operation and there can be no assurance that commercial mobile WiMAX networks will prove to be commercially viable. In order for 4G technologies to gain significant market acceptance among customers, network operators and telecommunications service providers will need to deploy 4G networks. However, many of the largest wireless telecommunications providers have made significant expenditures in incumbent technologies and may choose to develop these technologies rather than utilize 4G technologies. Certification standards for 4G technologies are controlled by industry groups. Accordingly, standard setting for 4G technologies is beyond our control. If standards for 4G technologies such as WiMAX and TD-CDMA, for example, change, the commercial viability of these technologies may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. If our 4G technologies and products do not receive industry certification, we may not be able to successfully market, license or sell our products or technologies. The development of 4G networks is also dependent on the availability of spectrum. Access to spectrum suitable for 4G networks is highly competitive. Future 4G networks may utilize multiple frequencies and this multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, 4G technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt 4G technologies, we will not be successful in selling 4G products and technologies and our ability to grow our business will be limited.

OUR NEXTWAVE BROADBAND WIRELESS BROADBAND PRODUCTS AND TECHNOLOGIES ARE IN THE EARLY STAGES OF DEVELOPMENT AND WILL REQUIRE A SUBSTANTIAL INVESTMENT BEFORE THEY MAY BECOME COMMERCIALLY VIABLE.

         Many of our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. While we have announced the initial availability of our first generation WiMAX baseband chip-on-a-chip and matched multiband RFIC, these products are not expected to be commercially distributed or generate significant revenue. We currently anticipate that our second generation NextWave Broadband WiMAX technologies designed for high volume commercial production will initially be available in the first quarter of 2008. However, we may not able to meet this timeframe and therefore the commercial deployment of these products could be delayed, which could adversely affect our competitive position as well as our future profitability. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Some of our other planned wireless broadband products and technologies have not been tested, even on a pre-commercial basis. Even if our new products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to achieve high volume sales of our NextWave Broadband semiconductors and other wireless broadband products and technologies would adversely affect our ability to achieve profitability.

OUR CUSTOMER AGREEMENTS DO NOT CONTAIN MINIMUM PURCHASE REQUIREMENTS AND CAN BE CANCELLED ON TERMS THAT ARE NOT BENEFICIAL TO US.

         Our customer agreements with network providers and mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements or flexible pricing terms. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer purchasing our products or reducing the economic benefits of those arrangements. In many circumstances, we have indemnified these customers from certain claims that our products and technologies infringes third-party intellectual property rights. Our customer agreements are generally not exclusive and have a limited term of one to five years, in some cases with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the customers but generally do not obligate the customers to market or distribute any of our products or applications. In addition, in some cases customers can terminate these agreements early or at any time, without cause.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW OR ENHANCED PRODUCTS, WHICH COULD RESULT IN REDUCED SALES, UNEXPECTED EXPENSES OR DELAYS IN THE LAUNCH OF NEW OR ENHANCED PRODUCTS AND IN CERTAIN CASES, PENALTIES UNDER CUSTOMER AGREEMENTS.

         The development of new or enhanced wireless products and technologies is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations. In addition, in some cases we are required to provide liquidated damages and other penalty clauses in our customer contracts (for, e.g., late delivered product, failure to comply with service level agreements or defective products). If we are unable to perform in a timely manner under such customer agreements, we would face financial penalties.

WE DO NOT HAVE ANY MANUFACTURING CAPABILITIES AND DEPEND ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS TO MANUFACTURE, ASSEMBLE AND PACKAGE OUR PRODUCTS.

         NextWave Broadband is currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacturer of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. In addition, GO Networks and IPWireless have each engaged third-party manufacturers to develop and manufacture their products and technologies, including ASICs, infrastructure equipment and end-user devices. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

         o  a potential lack of capacity to meet demand;

         o  reduced control over quality and delivery schedules;

         o  risks of inadequate manufacturing yield or excessive costs;

         o  difficulties in selecting and integrating subcontractors;

         o  limited warranties in products supplied to us;

         o  price increases; and

         o  potential misappropriation of our intellectual property.

         We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

DEFECTS OR ERRORS IN OUR PRODUCTS AND SERVICES OR IN PRODUCTS MADE BY OUR SUPPLIERS COULD HARM OUR RELATIONS WITH OUR CUSTOMERS AND EXPOSE US TO LIABILITY. SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS OR LICENSEES COULD HARM OUR BUSINESS.

         Our mobile broadband products and technologies are inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies serve as critical functions in our customers' products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of the market for mobile WiMAX, Wi-Fi, TD-CDMA, and other mobile broadband technologies.

WE MAY BE UNABLE TO PROTECT OUR OWN INTELLECTUAL PROPERTY AND COULD BECOME SUBJECT TO CLAIMS OF INFRINGEMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR PRODUCTS AND TECHNOLOGIES AND HARM OUR REPUTATION.

         As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. Other companies or entities also may commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation. Effective intellectual property protection may be unavailable or limited in certain foreign jurisdictions.

         We also expect to incur expenditures to defend against claims by other persons asserting that the technology that is used and sold by our Company infringes upon the right of such other persons. From time to time we have received, and expect to continue to receive, notices from our competitors and others claiming that their proprietary technology is essential to our products and seeking the payment of a license fee. Any claims, with or without merit, could be time consuming to address, result in costly litigation and/or the payment of license fees, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company's intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies' patents or other intellectual property, our customers and partners could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers and partners, which in turn could hurt our relations with them and cause our revenues to decrease.

BECAUSE MOBILE WIMAX AND UMTS BASED TECHNOLOGIES SUCH AS TD-CDMA ARE EMERGING WIRELESS TECHNOLOGIES THAT ARE NOT FULLY DEVELOPED, THERE IS A RISK THAT STILL UNKNOWN PERSONS OR COMPANIES MAY ASSERT PROPRIETARY RIGHTS TO THE VARIOUS TECHNOLOGY COMPONENTS THAT WILL BE NECESSARY TO OPERATE A WIMAX OR UMTS-BASED WIRELESS BROADBAND NETWORK.

         Because mobile WiMAX and UMTS based technologies such as TD-CDMA are emerging wireless technologies that are not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX or UMTS-based wireless broadband networks or products. Numerous companies have submitted letters of assurance related to IEEE 802.16 and amendments or various UMTS based technologies, including TD-CDMA, stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement the relevant technologies do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile broadband networks utilizing such technologies as well as the sale of our mobile WiMAX or UMTS based products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX or UMTS-based products and technologies, this could adversely affect the profitability of these products and technologies.

         We anticipate that we will develop a patent portfolio related to our WiMAX and UMTS based products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX or UMTS based products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

         We operate or hold spectrum through various subsidiaries and joint ventures in Argentina, Austria, Canada, Croatia, Germany, Slovakia and Switzerland and have additional operations located in Brazil, Denmark, Finland, Germany, Israel, South Korea, Switzerland and the United Kingdom. We expect to continue to expand our international operations and potentially enter new international markets through acquisitions, joint ventures and strategic alliances. For example, we recently launched business operations in Latin America, where a new business unit headquartered in Sao Paulo, Brazil will deliver our mobile broadband and wireless technology solutions to customers throughout the Latin American region. Our activities outside the United States operate in different competitive and regulatory environments than we face in the United States, with many of our competitors having a dominant incumbent market position and/or greater operating experience in the specific geographic market. In addition, in some international markets, foreign governmental authorities may own or control the incumbent telecommunications companies operating under their jurisdiction. Established relationships between government-owned or government-controlled telecommunications companies and their traditional local telecommunications providers often limit access of third parties to these markets. In addition, owning and operating wireless spectrum in overseas jurisdictions may be subject to a changing regulatory environment. In particular, our ownership of wireless broadband spectrum in Argentina remains subject to obtaining governmental approval. We can not assure you that changes in foreign regulatory guidelines for the issuance of wireless licenses, foreign ownership of spectrum licenses, the adoption of wireless standards or the enforcement and licensing of intellectual property rights will not adversely impact our operating results. Due to these competitive and regulatory challenges, our activities outside the United States may require a disproportionate amount of our management and financial resources, which could disrupt our operations and adversely affect our business.

THE BUSINESS PLAN OF OUR NETWORK SOLUTIONS GROUP IS DEPENDENT ON ENTERING INTO OR MAINTAINING NETWORK PARTNER RELATIONSHIPS.

         Our Network Solutions Group intends to build and operate WiMAX/Wi-Fi networks for wireless service providers, cable operators, multimedia content distributors, applications service providers and Internet service providers. At present, NSG has not entered into any such arrangements and may not be able to negotiate such arrangements on acceptable terms, or at all. If we are unable to establish and maintain these service arrangements, we may have to modify our plans for the Network Solutions Group.

OUR BUSINESSES WHICH CURRENTLY GENERATE REVENUE ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS.

         Our PacketVideo, GO Networks and IPWireless businesses currently generate revenue but are dependent on a limited number of customers. For the nine months ended September 29, 2007, revenues from Verizon Wireless Communications and T-Mobile International accounted for 44% and 24%, respectively, of our total revenues. We expect that our PacketVideo subsidiary will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers terminate their relationships with us, our revenues and results of operations could be materially adversely affected.

WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, our Chairman and Chief Executive Officer. Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and the Company has benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our mobile broadband products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through 2008. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

         As a company without a significant operating history, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

WE WILL NEED TO SECURE SIGNIFICANT ADDITIONAL CAPITAL IN THE FUTURE TO IMPLEMENT CHANGES TO, OR EXPANSIONS OF, OUR BUSINESS PLAN AND TO CONTINUE TO FUND OUR RESEARCH AND DEVELOPMENT ACTIVITIES AND OUR OPERATING LOSSES UNTIL WE BECOME CASH FLOW POSITIVE AND GENERATE EARNINGS.

         We will need to secure significant additional capital in the future to implement changes to, or expansions of, our business plan and to continue to fund our research and development activities and our operating losses until we become cash flow positive and generate earnings. We currently anticipate that our second generation NextWave Broadband WiMAX technologies designed for high volume commercial production will initially be available in the first quarter of 2008. However, we may not be able to meet this timeframe and therefore the commercial deployment of these products could be delayed, which could adversely affect our competitive position as well as our ability to become cash flow positive and show future profitability. Unexpected expenses and delays in development, or delays in the adoption of WiMAX and other 4G technologies by national telecommunications carriers and equipment manufacturers, could adversely affect our liquidity.

         In addition, part of our strategy is to pursue acquisitions of and investments in businesses and technologies to expand our business and enhance our technology development capabilities. In addition to our IPWireless, CYGNUS, GO Networks, PacketVideo and WiMAX Telecom acquisitions, we have made investments in a number of companies including Hughes Systique and Inquam Broadband, and anticipate future investments in other companies or other technologies, businesses or spectrum licenses. Our recent and future acquisitions could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, a decrease in our profit margins and amortization of intangibles and potential impairment of goodwill. In addition, our investments could result in substantial cash expenditures, fluctuations in our results of operations resulting from changes in the value of the investments and diversion of management's time and attention.

         To augment our existing working capital resources in order to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or to obtain a credit facility. Our Senior Secured Notes and our Series A Senior Convertible Preferred Stock prohibit our incurrence of additional indebtedness, subject to certain exceptions. The sale of equity securities or convertible debt securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would also result in additional debt service obligations and the requirement that we comply with operating and financial covenants that would restrict our operations. In addition, there can be no assurance that any additional financing will be available on acceptable terms, if at all.

COVENANTS IN THE INDENTURE GOVERNING OUR SENIOR NOTES AND THE TERMS OF OUR SERIES A PREFERRED STOCK IMPOSE OPERATING AND FINANCIAL RESTRICTIONS ON US.

         Covenants in the indenture governing our senior secured notes and the terms of our Series A Preferred Stock impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

         o  pay dividends to our stockholders;

         o incur, or cause certain of our subsidiaries to incur, additional indebtedness;

         o permit liens on or conduct sales of any assets pledged as collateral;

         o sell significant amounts of our assets or consolidate or merge with or into other companies;

         o  issue shares of our Common Stock at less than fair market value;

         o  repay existing indebtedness; and

         o  engage in transactions with affiliates.

         A breach of any covenants contained in the indenture could result in a default under our senior secured notes. If we are unable to repay or refinance those amounts, the holders of our senior secured notes could proceed against the assets pledged to secure these obligations, which include a substantial portion of our spectrum assets and substantially all of our other assets.

         These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

WE MAY BE LIABLE FOR CERTAIN INDEMNIFICATION PAYMENTS PURSUANT TO THE PLAN OF REORGANIZATION.

         In connection with the sale of NTI and its subsidiaries other than Old NextWave Wireless to Verizon Wireless, we agreed to indemnify NTI and its subsidiaries against all pre-closing liabilities of NTI and its subsidiaries and against any violation of the Bankruptcy Court injunction against persons having claims against NTI and its subsidiaries, with no limit on the amount of such indemnity. We are not currently aware of any such liabilities that remain following the plan of reorganization and Verizon Wireless has not made any indemnity claims. We have received a decree of final judgment closing the Chapter 11 case, and all claims made in connection with the Chapter 11 case have been resolved. Nonetheless, to the extent that we are required to fund amounts under the indemnification, our results of operations and our liquidity and capital resources could be materially adversely affected. In addition, we may not have sufficient cash reserves to pay the amounts required under the indemnification if any amounts were to become due.


                     RISKS RELATING TO GOVERNMENT REGULATION

GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR DEVELOPMENT OF WIRELESS BROADBAND PRODUCTS AND SERVICES, OUR OFFERING OF PRODUCTS AND SERVICES TO CONSUMERS, AND OUR BUSINESS PROSPECTS.

         The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

         Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, IP enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

CHANGES IN LEGISLATION OR REGULATIONS MAY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS OR REDUCE OUR PROFITABILITY.

         Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these proceedings or their potential impact on our business.

         If, as a result of regulatory changes, we become subject to general common carrier rules and regulations applicable to telecommunications service providers, commercial mobile radio service providers offering certain switched services on a common carrier basis, and/or enhanced service providers, including providers of interconnected Voice Over the Internet service, at the federal level or in individual states, we may incur significant administrative, litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

WE MAY NOT HAVE COMPLETE CONTROL OVER OUR TRANSITION OF EBS AND BRS SPECTRUM, WHICH COULD IMPACT COMPLIANCE WITH FCC RULES.

         The FCC's rules require transition of EBS and BRS spectrum to the new band plan on a Basic Trading Area ("BTA") basis. See "Government Regulation-BRS-EBS License Conditions." We do not hold all of the EBS and BRS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other EBS and BRS licensees in order to transition spectrum we hold or lease. Disagreements with other EBS or BRS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. On April 27, 2006, the FCC implemented new, amended rules related to transition of the spectrum, and it adopted rules that will permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

OUR USE OF EBS SPECTRUM IS SUBJECT TO PRIVATELY NEGOTIATED LEASE AGREEMENTS. CHANGES IN FCC RULES GOVERNING SUCH LEASE AGREEMENTS, CONTRACTUAL DISPUTES WITH EBS LICENSEES, OR FAILURES BY EBS LICENSEES TO COMPLY WITH FCC RULES COULD IMPACT OUR USE OF THE SPECTRUM.

         All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students (e.g., school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. On April 27, 2006, the FCC released new rules governing EBS lease terms. EBS licensees are now permitted to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a "right of review" by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee's educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee's educational use requirements and the commercial lessee's wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be renewed, or be extended beyond the current term, on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

IF WE DO NOT COMPLY WITH FCC BUILD-OUT REQUIREMENTS RELATING TO OUR SPECTRUM LICENSES, SUCH LICENSES COULD BE SUBJECT TO FORFEITURE.

         Certain build-out or "substantial service" requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2010; for our BRS and EBS spectrum, the substantial service build-out deadline is May 1, 2011; and for our AWS spectrum, the substantial service build-out deadline is December 18, 2021. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

WE HAVE NO GUARANTEE THAT THE LICENSES WE HOLD OR LEASE WILL BE RENEWED.

         The FCC generally grants wireless licenses for terms of ten or fifteen years, which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. In general, most wireless licensees who meet their construction and/or substantial service requirements are afforded a "renewal expectancy," however, all FCC license renewals can be challenged in various ways, irrespective of whether such challenges have any legal merit. Such challenges, while uncommon, may impact the timing of renewal grants and may impose legal costs. Accordingly, there is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

INTERFERENCE COULD NEGATIVELY IMPACT OUR USE OF WIRELESS SPECTRUM WE HOLD, LEASE OR USE.

         Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful radiofrequency interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

WIRELESS DEVICES UTILIZING WCS, BRS AND EBS SPECTRUM MAY BE SUSCEPTIBLE TO INTERFERENCE FROM SATELLITE DIGITAL AUDIO RADIO SERVICES ("SDARS").

         Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS operations adjacent to the C and D blocks of the WCS band. The FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC's final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and EBS and BRS licenses. Central to the FCC's evaluation of this proposal has been the technical specifications for the operation of such repeaters. SDARS licensees are seeking rule changes that would both unfavorably alter WCS technical operating requirements and permit all existing SDARS repeaters to continue to operate at their current operating parameters. Through their representative association, the WCS Coalition, the majority of affected WCS licensees, including NextWave, also have proposed technical rules for SDARS terrestrial repeaters and WCS operations to the FCC. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference to our WCS, BRS or WBS spectrum, our ability to realize value from this spectrum may be impaired.

INCREASING REGULATION OF THE TOWER INDUSTRY MAY MAKE IT DIFFICULT TO DEPLOY NEW TOWERS AND ANTENNA FACILITIES.

         The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC also is considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its RF radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) construct or modify transmission facilities using the 2500-2700 MHz radio frequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.


             RISKS RELATING TO OUR PREFERRED STOCK AND COMMON STOCK

OUR DERIVATIVE SECURITIES AND CONTINGENT EARN-OUT PAYMENTS HAVE THE POTENTIAL TO DILUTE SHAREHOLDER VALUE AND CAUSE THE TRADING PRICE OF OUR COMMON STOCK AND SERIES A PREFERRED STOCK TO DECLINE.

         As of September 29, 2007, 92,665,556 shares of our Common Stock were outstanding. In addition, as of September 29, 2007, there were 70,531,742 shares reserved for future issuance, of which 33,376,841 shares are reserved for issuance upon the conversion of the Series A Senior Convertible Preferred Stock, 22,362,471 shares are reserved for issuance upon the exercise of granted and outstanding options and warrants, 13,959,097 shares are reserved for future option grants under our existing stock incentive plans and 833,333 shares are issuable under an advisory contract. In addition, we may issue shares of our Common Stock with a value of up to $135.0 million as additional purchase consideration to former IPWireless shareholders and up to $7.0 million under the IPWireless Employee Stock Bonus Plan upon the achievement of certain revenue milestones related to IPWireless's public safety business and TDtv Business. We may also issue shares of our Common Stock with a value of up to $25.6 million as additional purchase consideration to former GO Networks shareholders and up to $5.0 million under the GO Networks Employee Stock Bonus Plan upon the achievement of certain milestones relating to customer acceptance of GO Network's Wi-Fi base station products and the continued employment of certain key management employees.

         In March 2007, we issued 355,000 shares of Series A Senior Convertible Preferred Stock at a price of $1,000 per share of convertible preferred stock in a private offering to investment funds and other institutional investors, as well as existing shareholders, including NextWave Wireless Chairman and CEO, Allen Salmasi, Douglas Manchester, a member of the NextWave Wireless Board of Directors, and Avenue Capital Group, of which Robert T. Symington, a member of the NextWave Board, is a portfolio manager. The Series A Senior Convertible Preferred Stock is convertible into shares of our Common Stock upon election of the holders at any time and at our election under certain circumstances. Assuming that we do not elect to pay dividends in cash prior to March 2011 and if all shares of Series A Senior Convertible Preferred Stock were converted at such time, we would be obligated to issue 43,476,673 million shares of our Common Stock.

         The exercise or conversion of these derivative securities into shares of Common Stock or the issuance of Common Stock pursuant to earn-outs may result in significant dilution to our current stockholders. While the milestones giving rise to our contingent earn-out payments may never be met or met only in part, these obligations to issue additional shares of Common Stock may result in a significant dilution to our current stockholders. In addition, sales of large amounts of Common Stock in the public market upon exercise or conversion of derivative securities or upon achievement of earn-outs could materially adversely affect the share price. We have agreed to register the resale of shares of Common Stock issuable upon exercise or conversion of our warrants and Series A Preferred Stock and upon achievement of earn-outs in connection with the IPWireless and GO Networks transactions. The registration of such resales could facilitate the sale of such shares into the market.

         In addition, we may need to raise additional funds to fund our operations, to pay for an acquisition or to enter into a strategic alliance, and we might use equity securities, debt, cash, or a combination of the foregoing to finance such activities. If we use equity securities, our stockholders may experience dilution. A significant amount of our Common Stock coming on the market at any given time could result in a decline in the price of our Common Stock or increased volatility.

OUR COMMON STOCK IS THINLY TRADED AND THUS THE MARKET PRICE OF OUR COMMON STOCK IS PARTICULARLY SENSITIVE TO TRADING VOLUME AND THE TRADING PRICE OF OUR SERIES A PREFERRED STOCK MAY BE ADVERSELY AFFECTED.

         Our low trading volume has historically resulted in substantial volatility in the market price of our Common Stock, and may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition, due to the relatively low volume of trading in our Common Stock, stockholders may not be able to purchase or sell shares, particularly large blocks of shares, as quickly and as inexpensively as if the trading volume were higher. The sale of a significant position in Common Stock by a large shareholder also may lead the price of our stock to decline. Because our Series A Preferred Stock is convertible into our Common Stock, volatility or depressed prices for our Common Stock could have a similar effect on the trading prices of our Series A Preferred Stock. More generally, the market for technology stocks has been extremely volatile, and has from time to time experienced significant price and volume fluctuations that bear little relationship or are not proportionate to the past or present operating performance of those companies.

AN ACTIVE TRADING MARKET FOR OUR SERIES A PREFERRED STOCK MAY NOT DEVELOP, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES OF SERIES A PREFERRED STOCK AT OR ABOVE THE PURCHASE PRICE.

         We do not intend to list the Series A Preferred Stock on any national securities exchange or to take any action to make it eligible for any automated quotation system other than the PortalSM Market. The Series A Preferred Stock is not currently eligible to trade on the PortalSM Market. Consequently, a liquid trading market for the Series A Preferred Stock may not develop and the market price of the Series A Preferred Stock may be volatile. As a result, you may be unable to sell your shares of Series A Preferred Stock at a price equal to or greater than that which you paid, if at all.

THE SERIES A PREFERRED STOCK RANKS JUNIOR TO ALL OF OUR LIABILITIES.

         The Series A Preferred Stock ranks junior to all of our liabilities and all liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. In the event of any bankruptcy, liquidation, dissolution or winding-up, our assets will be available to pay obligations on the Series A Preferred Stock, including the liquidation preference of your shares of the Series A Preferred Stock payable upon liquidation event or deemed liquidation event, only after all our indebtedness and other liabilities have been paid.

WE MAY NOT HAVE SUFFICIENT EARNINGS AND PROFITS IN ORDER FOR DISTRIBUTIONS ON THE PREFERRED STOCK TO BE TREATED AS DIVIDENDS.

         The dividends paid by us may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. This would result in the amount of the dividends that exceeds such earnings and profits being treated first as a return of capital to the extent of the holder's adjusted tax basis in the preferred stock, and the excess as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable for certain other holders.

A HOLDER OF SERIES A PREFERRED STOCK MAY BE TREATED AS RECEIVING DEEMED DISTRIBUTIONS THAT MAY BE INCLUDIBLE IN INCOME.

         If the Series A Preferred Stock is not respected as participating preferred stock, in accordance with certain provisions of the Internal Revenue Code and the Treasury Regulations, a holder of such preferred stock, despite the absence of any actual payment of cash to the holder, may be treated as receiving constructive distributions over the term of the Series A Preferred Stock or at the time of any conversion into our Common Stock. In either such case, the holder may be required to pay taxes on such constructive distributions in the same manner as an actual distribution.

WE MAY NOT BE ABLE TO PAY THE LIQUIDATION PREFERENCE PREMIUM OF THE PREFERRED STOCK UPON A DEEMED LIQUIDATION EVENT OR A MANDATORY REDEMPTION AND WE MAY NOT BE ABLE TO PAY CASH DIVIDENDS ON THE PREFERRED STOCK WHEN REQUIRED.

         In the event of a deemed liquidation event, including events such as a merger, sale of assets or change in control, you will have the right to receive an amount per share of Series A Preferred Stock equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share was converted into our Common Stock, unless the holders of shares representing 75% of the shares of Series A Preferred Stock then outstanding elect to waive such deemed liquidation event, in which case the Series A Preferred Stock would remain outstanding or be converted into shares of a successor entity. We must redeem all outstanding shares of the Series A Preferred Stock for an amount equal to the liquidation preference on March 28, 2017, up to 50% of all outstanding shares of Series A Preferred Stock for an amount equal to 130% of the liquidation preference if we elect to convert the Series A Preferred Stock into shares of our Common Stock, and up to all outstanding shares of the Series A Preferred Stock for an amount equal to 120% of the liquidation preference if we elect to consummate certain asset sales without the requisite consent of the holders of the Series A Preferred Stock. We may not have sufficient cash to purchase your shares of preferred stock upon a deemed liquidation or a redemption event. Also, the terms of our Senior Notes contain limitations on our ability to pay the liquidation preference in cash while the Senior Notes remain outstanding.

         Pursuant to the terms of our Senior Notes, which are due July 14, 2010, we are not permitted to pay cash dividends on the shares of the Series A Preferred Stock. The terms of the Series A Preferred Stock permit us to add the per share dividend amount to the liquidation preference of the Series A Preferred Stock until March 28, 2011, in lieu of paying cash dividends, thereby increasing the amount of the liquidation preference and the number of shares of our Common Stock issuable upon conversion of each share of the Series A Preferred Stock. From and after March 28, 2011, the Company is obligated to pay quarterly cash dividends on the Series A Preferred Stock. Terms of our future indebtedness could restrict the payment of dividends and other obligations relating to our capital stock in cash. Even if the terms of the instruments governing our indebtedness at such time allow us to pay cash dividends and to redeem the preferred stock in cash, we can only make such payments when, as and if declared by our board of directors from legally available funds. Adequate funds may not be available to pay cash dividends to you or to redeem your shares of preferred stock.

         Further, because we are a holding company, our ability to pay the liquidation preference of the preferred stock for cash or to pay dividends on the preferred stock may be limited by restrictions on our ability to obtain funds through dividends from our subsidiaries.

OUR OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND TO MARKET DOWNTURNS.

         We believe that our future operating results over both the short- and long-term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside management's control. These factors include:

         o  significant research and development costs:

         o  research and development issues and delays;

         o the ability of our businesses to generate revenue adequate to cover their expenses;

         o  spectrum acquisition costs;

         o  manufacturing issues and delays;

         o the status of plans for the adoption of WiMAX and other 4G technologies by national telecommunications carriers and equipment manufacturers;

         o  impact of competitive products, services and technologies;

         o  changes in the regulatory environment;

         o  the cost and availability of network infrastructure; and

         o  general economic conditions.

         These factors affecting our future operating results are difficult to forecast and could harm our quarterly or annual operating results and the prevailing market price of our securities. If our operating results fail to meet the financial guidance we provide to investors or the expectations of investment analysts or investors in any period, securities class action litigation could be brought against us and/or the market price of our securities could decline.

IF THE OWNERSHIP OF OUR COMMON STOCK AND SERIES A PREFERRED STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE THE PRICE OF OUR COMMON STOCK AND THE SERIES A PREFERRED STOCK TO DECLINE.

         Allen Salmasi, our executive officers and other members of our Board of Directors beneficially own or control shares of our Common Stock and Series A Preferred Stock representing approximately 36.0% of the voting power of our capital stock as of September 29, 2007. Accordingly, Mr. Salmasi and the other members of the Board of Directors will be able to significantly influence matters that require stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. Our controlling stockholders may have interests that differ from your interests and may vote in a way with which you may disagree and which may be adverse to your interests. Corporate action may be taken even if other stockholders oppose them. These stockholders may also delay or prevent a change of control of us, even if that change of control would benefit our other stockholders, which could deprive our stockholders of the opportunity to receive a premium for their shares. The significant concentration of ownership of our Common Stock and Series A Preferred Stock may adversely affect the trading price of our Common Stock and Series A Preferred Stock due to investors' perception that conflicts of interest may exist or arise.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH OR REPORTS ABOUT OUR BUSINESS, IF THEY CHANGE THEIR RECOMMENDATIONS REGARDING OUR SHARES ADVERSELY OR IF OUR OPERATING RESULTS TO NOT MEET THEIR EXPECTATIONS, THE TRADING PRICE OF OUR COMMON STOCK AND SERIES A PREFERRED STOCK COULD DECLINE.

         The trading market for our Common Stock and the trading price of our Series A Preferred Stock will be influenced by the research and reports that industry and securities analysts publish about us or our business. Currently, we have no significant, analyst coverage. If analysts fail to publish reports about us or if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our Common Stock to decline. Moreover, if one or more analysts who cover us downgrade our Common Stock or if our operating results do not meet their expectations, the price of our Common Stock and Series A Preferred Stock could decline.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK OR SERIES A PREFERRED STOCK TO DECLINE.

         The stock market in general, and the stock prices of technology and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. Factors that may have a significant impact on the market price of our Common Stock and accordingly the trading price of our Series A Preferred Stock include:

         o announcements concerning us or our competitors, including the selection of mobile WiMAX wireless communications technology by telecommunications providers and the timing of the roll-out of those systems;

         o receipt of substantial orders or order cancellations for integrated circuits and system software products for mobile WiMAX networks by us or our competitors;

         o  quality deficiencies in technologies, products or services;

         o announcements regarding financial developments or technological innovations;

         o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

         o international developments, such as technology mandates, political developments or changes in economic policies;

         o  lack of capital to invest in WiMAX networks;

         o  new commercial products;

         o  changes in recommendations of securities analysts;

         o government regulations, including FCC regulations governing spectrum licenses;

         o  earnings announcements;

         o  proprietary rights or product or patent litigation;

         o  strategic transactions, such as acquisitions and divestitures; or

         o rumors or allegations regarding our financial disclosures or practices.

         Our share price may be subject to volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our Common Stock.

         From time to time, we may repurchase our Common Stock at prices that may later be higher than the market value of the share on the repurchase date. This could result in a loss of value for stockholders if new shares are issued at lower prices.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of the price of our Common Stock, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

PROVISIONS OF OUR CHARTER DOCUMENTS COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO HOLDERS OF OUR COMMON STOCK AND SERIES A PREFERRED STOCK, AND COULD MAKE IT MORE DIFFICULT FOR YOU TO CHANGE MANAGEMENT.

         Our Certificate of Incorporation and Bylaws contain provisions that could depress the trading price of our Common Stock and Series A Preferred Stock by acting to discourage, delay or prevent a change of control of our company or changes in management that holders of our Common Stock might deem advantageous. Specific provisions in our Certificate of Incorporation and Bylaws include:

         o our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

         o no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

         o our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

         o any vacancies on the board of directors would be filled by a majority vote of the board;

         o our board of directors will be authorized to issue preferred stock without stockholder approval; and

         o we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

         As a result of the provisions of our Certificate of Incorporation and Bylaws, the price investors may be willing to pay in the future for our Common Stock or Series A Preferred Stock may be limited.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This registration statement and other reports, documents and materials we will file with the SEC contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:

         o  our limited relevant operating history;

         o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

         o our ability to manage growth or integrate recent or future acquisitions;

         o competition from alternative wireless technologies and other technology companies;

         o our ability to develop and commercialize mobile broadband products and technologies;

         o the ability of vendors to manufacture commercial WiMAX equipment and devices;

         o  consumer acceptance of WiMAX technology;

         o  changes in government regulations;

         o changes in capital requirements or delays in our ability to become cash flow positive;

         o  any loss of our key executive officers; and

         o the other risks described under "Risk Factors" and elsewhere in the information contained or incorporated into this registration statement.

         There may also be other factors that cause our actual results to differ materially from the forward looking statements.

         Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We are registering these shares pursuant to the registration rights granted to the selling stockholders in connection with the issuance of Series A Preferred Stock in a private placement transaction exempt from the registration requirements of the Securities Act, pursuant to Regulation D. We will not receive any proceeds from the resale of our Series A Preferred or Common Stock under this offering.

         Our net proceeds from the issuance of the Series A Preferred Stock in March 2007 were approximately $351.1 million, after deducting approximately $3.9 million in placement agent and legal fees. The net proceeds are used to fund operations, accelerate the development of new wireless technologies, expand our business and enable strategic acquisitions.

        CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary discusses certain material United States federal income and, to the limited extent set forth under "non-U.S. holders," estate tax considerations relating to the purchase, ownership and disposition of our Series A Preferred Stock and the shares of our Common Stock received upon the conversion of our Series A Preferred Stock. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with a retroactive effect.

         This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to an investor's decision to purchase shares of our Series A Preferred Stock. In particular, this summary does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt entities, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, S corporations, investors in such partnerships, S corporations or other pass-through entities, brokers, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, retirement plans, former citizens or former long-term residents of the United States and persons that will hold our Series A Preferred Stock or Common Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Except where otherwise stated, this summary deals only with Series A Preferred Stock held as "capital assets" within the meaning of the Code (generally held for investment). Also not considered are the effect of any applicable foreign, state, local or other tax laws, alternative minimum tax considerations, or estate or gift tax considerations for U.S. holders.

         We have not sought any rulings from the Internal Revenue Service (the "IRS"). Accordingly, the discussion below is not binding on the IRS or the courts, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         As used herein, a "U.S. holder" is any beneficial owner of a share of Series A Preferred Stock or of Common Stock that is for United States federal income tax purposes:

         o  an individual that is a citizen or resident of the United States;

         o a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for United States federal income tax purposes.

A "non-U.S. holder" is any individual, corporation, trust or estate that is a beneficial owner of a share of Series A Preferred Stock and is not a U.S. holder, other than former citizens and former long-term residents of the United States.

         If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Series A Preferred Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax considerations of the purchase, ownership and disposition of the Series A Preferred Stock.

CONSEQUENCES TO U.S. HOLDERS OF SERIES A PREFERRED STOCK OR COMMON STOCK

Distributions

         Distributions with respect to the Series A Preferred Stock and Common Stock will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. To the extent the amount of any distributions exceeds our earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder's adjusted tax basis (on a dollar-for-dollar basis) in respect of the stock as to which the distribution was made (but not below zero). Any remaining excess will be treated as gain from the sale or exchange of such stock, with the consequences discussed below in "--Sale or Other Disposition."

         Dividends to Non-Corporate Shareholders. Distributions to individual holders prior to January 1, 2011, which are treated as dividends for United States federal income tax purposes, may qualify for taxation at a rate of 15% applicable to long-term capital gains, provided certain holding period and other requirements are satisfied.

         Dividends to Corporate Shareholders. Distributions to corporate holders, which are treated as dividends for United States federal income tax purposes, may qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A corporate shareholder holding 20% or more of the distributing corporation may be eligible for an 80% dividends received deduction. No assurance can be given that we will have sufficient earnings and profits (as determined for United States federal income tax purposes) to cause distributions to be eligible for a dividends received deduction.

         The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

         The benefit of the dividends received deduction to a corporate holder of our Series A Preferred Stock may be effectively reduced or eliminated by operation of the "extraordinary dividend" provisions of Section 1059 of the Code. Section 1059 requires the corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividends received deduction. The excess of the excluded amount over basis may be treated as gain from the sale or exchange of the stock. A dividend may be treated as "extraordinary" if (i) it equals or exceeds 5% of the holder's adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) it exceeds 20% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. For these purposes, any deemed dividends arising by reason of the application of Section 305 of the Code, as discussed below, are taken into account.

         A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

Constructive Dividends Under Section 305

         Under Section 305 of the Code, certain transactions are treated as creating dividend distributions on stock, despite the absence of any actual payment of cash (or property) to the holder of such stock. Of particular potential relevance to holders of our Series A Preferred Stock is that, under such section, a holder of preferred stock may be treated as receiving constructive distributions over the term of the preferred stock based on the excess, if any, of the stock's redemption price over the stock's issue price (subject to a de minimis exception) - sometimes referred to herein as "Preferred OID" - unless the preferred stock participates in corporate growth to any significant extent (disregarding conversion privileges). A right to participate in corporate growth that lacks substance (i.e., as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. Pursuant to the Treasury Regulations, and absent facts and circumstances suggesting that there is little or no likelihood that the stock will actually participate in the corporation's growth, stock which enjoys a priority as to dividends and on liquidation and is entitled to participate, over and above such priority, with another less privileged class of stock in earnings and profits and upon liquidation, would be respected as participating preferred stock for purposes of Section 305 and thus the Preferred OID rules of Section 305 would not be applicable to such stock.

         Our Series A Preferred Stock has the right to participate, over and above its preference amount, in any dividends or liquidation proceeds along with the Common Stock, on an as-if converted basis (see "Description of Capital Stock
- Series A Preferred Stock - Dividend Rights" and "Description of Capital Stock
- Common Stock - Dividend Rights," respectively). It is possible that dividends may in any given year exceed the dividend preference. In addition, (i) upon certain deemed liquidation events, including a change in control, a merger or a sale of substantially all our assets, we are required to redeem the Series A Preferred Stock at a redemption price equal to the greater of 120% of its liquidation preference or the amount receivable on our Common Stock, on an as if converted basis; (ii) in the event of certain asset sale transactions where we fail to obtain approval of the holders of Series A Preferred Stock, we are required to redeem the Series A Preferred Stock at a redemption price equal to 120% of its liquidation preference, and (iii) in the event we elect to convert the Series A Preferred Stock after our Common Stock price has reached a certain qualifying threshold, we are required to redeem (but not more than 50% of the outstanding shares of Series A Preferred Stock) the shares of any holders of Series A Preferred Stock who elect not to convert into Common Stock at a price equal to 130% of the liquidation preference. We believe that there is a reasonable likelihood that one of these events will occur. The Series A Preferred Stock is also subject to a 10-year mandatory redemption, in which case there is no participation or growth feature. Based on the foregoing facts and circumstances, and consistent with the Purchase Agreement, we currently intend to treat the Series A Preferred Stock as participating preferred stock for purposes of Section 305. There is no assurance, however, that the IRS or the courts will not take a contrary position. In general, each holder is bound by our determination as to whether there is a constructive distribution, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

         If, contrary to our position, the Series A Preferred Stock were considered to be non-participating preferred stock for Section 305 purposes, the difference between the Series A Preferred Stock's "redemption price" and its issue price would be treated as Preferred OID, resulting in one or more constructive distributions to the holders of the Series A Preferred Stock. In this regard, it is possible that the 20% or 30% premiums over liquidation preference might have to be taken into account on a projected basis in determining the redemption price. In addition, in the event we determine not to declare and pay dividends in cash for any quarter before the fourth anniversary of issuance, the per share dividend amount will be added to the liquidation preference of the Series A Preferred Stock. It is possible that such increase in the liquidation preference could be equated to Preferred OID and treated as a constructive distribution for that quarter. Any constructive distribution would be treated in the same manner as an ordinary distribution over the term of the Series A Preferred Stock, regardless of whether the holder is a cash or accrual method taxpayer. See "--Distributions" above. Accordingly, to the extent we have available earnings and profits, or such distribution exceeds the holder's adjusted tax basis in its stock, the holder would recognize taxable income prior to any corresponding cash payment.

         Aside from the treatment of any Preferred OID, the presence of an adjustment to the conversion price at which the Series A Preferred Stock is convertible into Common Stock may also result in constructive distributions to the holders of such stock, as discussed below in "--Adjustment to Conversion Price."

Sale or Other Disposition

         A U.S. holder will generally recognize capital gain or loss on a sale, exchange or other disposition of our Series A Preferred Stock or our Common Stock equal to the difference between the amount realized upon the sale, exchange or other disposition and the holder's adjusted tax basis in the stock sold, exchanged or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% rate. The deductibility of capital losses is subject to limitations.

Redemption

         In the case of a redemption of the Series A Preferred Stock for cash or property, the United States federal income tax treatment of the redemption depends on the particular facts relating to such holder at the time of the redemption. If the redemption of such stock (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to the holder (defined generally as a greater than 20% reduction in a shareholder's relative voting stock of a corporation), or (iii) results in a "complete termination" of all of such holder's equity interest in the corporation, then the receipt of cash or property by such holder will be respected as a sale or exchange of its stock and taxed accordingly. In applying these tests, certain constructive ownership rules apply to determine stock ownership. For this purpose, the holder is deemed to own any shares of our stock that are owned, or deemed owned, by certain related persons and entities, as well as any stock that the holder or a related person or entity has the right to acquire by exercise of an option.

         If the redemption does not qualify for sale or exchange treatment, the holder will instead be treated as having received a distribution on such stock with the general consequences described above in "-- Distributions." If the holder does not retain any actual stock ownership in us following such redemption, the holder may lose its tax basis completely (in that the tax basis would shift to the stock that was treated as constructively owned by the holder). If such distribution is taxable as a dividend to a corporate shareholder, it will be subject to the "extraordinary dividend" provisions of
Section 1059 of the code as discussed above in "-- Distributions - Dividends to Corporate Shareholders."

Conversion of Series A Preferred Stock into Common Stock

         As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the Series A Preferred Stock, except in respect of (i) any cash paid to a holder in lieu of fractional shares and (ii) any Common Stock received attributable to any unpaid dividends (as discussed in the next paragraph). The adjusted tax basis of the Common Stock received on conversion will (except with respect to any unpaid dividends taxable upon conversion) equal the adjusted tax basis of the Series A Preferred Stock converted less the portion of the holder's tax basis allocable to any fractional share, and the holding period of such Common Stock received on conversion will (except with respect to any unpaid dividends taxable upon conversion) generally include the period during which the converted Series A Preferred Stock was held prior to conversion.

         If, contrary to our position (see "--Constructive Dividends Under
Section 305" above), the Series A Preferred Stock is considered non-participating preferred stock for purposes of Section 305 of the Code, a portion of the Common Stock received should be treated as a constructive distribution on the Series A Preferred Stock in an amount equal to any increase in the liquidation preference due to unpaid dividends (but only to the extent such increase was not previously treated as a constructive distribution, and not in excess of the amount, if any, by which the fair market value of the Common Stock received on conversion exceeds the issue price of the Series A Preferred Stock). The constructive distribution would have the consequences as described above under "--Distributions" for ordinary distributions. The tax basis of the portion of the Common Stock so received will be the amount of such distribution, and the holding period for such portion will commence on the day after receipt.

Adjustment of Conversion Price

         The conversion price of the Series A Preferred Stock, as determined based on such stock's liquidation preference, is subject to adjustments in various circumstances. As discussed above in "--Constructive Dividends Under
Section 305," we intend to take the position that the Series A Preferred Stock is participating preferred stock for purposes of Section 305 of the Code. So treated, most adjustments to the conversion ratio of the Series A Preferred Stock would not be taxable. If, contrary to our position, the Series A Preferred Stock is treated as non-participating preferred stock, applicable Treasury Regulations would treat a holder of our Series A Preferred Stock as having received a constructive distribution if, and to the extent that, certain adjustments in the conversion price increase the proportionate interest of such holder in our earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of a holder of the Series A Preferred Stock generally will not be considered to result in a constructive distribution.

         In addition, a failure to make an adjustment to the conversion price of our Series A Preferred Stock could potentially give rise to constructive distributions to holders of our Common Stock.

         Thus, under certain circumstances, U.S. holders may recognize income in the event of an adjustment to the conversion ratio even though they do not receive any cash or property. In general, any constructive distribution would have the consequences described above under "--Distributions" for ordinary distributions.

Information Reporting and Backup Withholding on U.S. Holders

         Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our Series A Preferred Stock or Common Stock and to certain payments of proceeds on the sale of our Series A Preferred Stock or our Common Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

         Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's United States federal income tax, which may entitle the U.S. holder to a refund, provided that the holder provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner.

         U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

CONSEQUENCES TO NON-U.S. HOLDERS OF SERIES A PREFERRED STOCK OR COMMON STOCK

Dividends

         Generally, dividends (including any constructive distributions, as discussed above under "--Consequences to U.S. Holders of Series A Preferred Stock or Common Stock-- Constructive Dividends Under Section 305" and " -- Adjustment of Conversion Price") paid to a non-U.S. holder by a U.S. corporation are subject to a 30% United States withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. holder.

         Dividends effectively connected with such trade or business or, if a treaty applies, attributable to such permanent establishment will generally be subject to United States federal income tax on a net basis at applicable individual or corporate rates and will not be subject to United States withholding tax if certain certification requirements are satisfied. A non-U.S. holder that is a corporation may also be subject to a "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments.

         To claim exemption from or reduction in the 30% withholding tax rate, a non-U.S. holder must provide us or our agent, prior to the payment of the dividends, with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income), IRS Form W-8BEN (in the case of a treaty), or other form that the IRS designates, as applicable. These forms must be periodically updated. In certain circumstances, a non-U.S. holder who is claiming the benefits of an applicable tax treaty may be required to obtain and provide a United States taxpayer identification number or certain documentary evidence issued by foreign governmental authorities to prove such non-U.S. holder's residence in that country. Also, current Treasury Regulations provide special procedures for payments of dividends through qualified intermediaries.

         The Treasury Regulations provide that a distributing corporation that determined at the end of a taxable year in which a distribution is made that it underwithheld on such distribution because, for example, at the time of the distribution it did not then have, nor expected to have for such taxable year, any earnings and profits but in fact did have earnings and profits for the taxable year, is liable for the amount underwithheld. Therefore, even in the absence of earnings and profits at the time of a distribution to the holders of Series A Preferred Stock, we may decide, in our sole discretion, to withhold on such distribution to satisfy our withholding tax obligations.

Sale or Other Disposition

           A non-U.S. holder generally will not be subject to United States federal income or withholding tax on income or gain realized on the sale or exchange of the Series A Preferred Stock or the Common Stock (not including any amounts attributable to declared and unpaid dividends, which will be taxable to a non-U.S. holder of record as described above under "--Consequences to Non-U.S. Holders of Series A Preferred Stock or Common Stock--Dividends") unless:

         o the gain is effectively connected with a United States trade or business of the holder (or, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such non-U.S. holder);

         o the non-U.S. holder, in the case of a nonresident alien individual, is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

         o we are, or have been within the five years preceding the holder's disposition of the Series A Preferred Stock or Common Stock, a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes. We believe that we have not been and are not currently a USRPHC for United States federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not become a USRPHC.

Conversion into Common Stock

         The United States federal income tax consequences to non-U.S. holders with respect to the conversion of our Series A Preferred Stock into Common Stock generally should be the same as described above under "--Consequences to U.S. Holders of Series A Preferred Stock or Common Stock-- Conversion of Series A Preferred Stock into Common Stock." Any constructive distribution would be treated in a similar manner to that described above for ordinary distributions. See "--Dividends" above.

Federal Estate Tax

         Any Series A Preferred Stock or Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding on Non-U.S. Holders

         Non-U.S. holders may be subject to information reporting and backup withholding with respect to any dividends on, and the proceeds from dispositions of, our Series A Preferred Stock or Common Stock paid to them, unless such non-U.S. holders comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of shares of our Series A Preferred Stock or Common Stock will apply as follows:

         o If the proceeds are paid to or through the U.S. office of a broker (United States or foreign), they generally will be subject to backup withholding and information reporting, unless the non-U.S. holder certifies that he is not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption;

         o If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person and is not a foreign person with certain specified United States connections (a "U.S. Related Person"), they will not be subject to backup withholding or information reporting; or

         o If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding), unless the non-U.S. holder certifies that he is not a United States person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

         In addition, the amount of any dividends paid to a non-U.S. holder and the amount of tax, if any, withheld from such payment generally must be reported annually to such holder and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which such holder resides.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

         THE FOREGOING SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS ONLY GENERAL INFORMATION, AND NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAX THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

                              SELLING STOCKHOLDERS

         The selling stockholders may from time to time offer and sell any or all of the shares of our Common Stock or Series A Preferred Stock set forth below pursuant to this prospectus. When we refer to "selling stockholders" in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders' interests in shares of our Common Stock or Series A Preferred Stock other than through a public sale.

         The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of Common Stock and Series A Preferred Stock that each selling stockholder may offer pursuant to this prospectus. The shares of Common Stock and Series A Preferred Stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. At the time of purchase, the selling stockholders represented to us that they were accredited investors and were acquiring our Common Stock and Series A Preferred Stock in the ordinary course of business for investment and not with a view towards distribution. In addition, each of the selling stockholders represented that it did not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock or Series A Preferred Stock. We have agreed to file a registration statement covering the resale of the Common Stock and Series A Preferred Stock received by the selling stockholders. We filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the Common Stock and Series A Preferred Stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

         Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our Common Stock and Series A Preferred Stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled "Shares Owned After Completion of this Offering Assuming All Shares Offered Are Sold." We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Common Stock or Series A Preferred Stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock or Series A Preferred Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

                                                                                                SHARES OWNED AFTER
                                                                                                COMPLETION OF THIS
                                         NUMBER OF SHARES OWNED     NUMBER OF SHARES          OFFERING ASSUMING ALL
                                         PRIOR TO THE OFFERING      REGISTERED HEREBY         SHARES OFFERED ARE SOLD
                                        ---------------------     ---------------------       ---------------------         % OF
    NAME OF SELLING STOCKHOLDER         PREFERRED      COMMON     PREFERRED      COMMON       PREFERRED      COMMON        COMMON(2)
    ---------------------------         ---------      ------     ---------      ------       ---------      ------        ---------
Avenue-CDP Global Opportunities
Fund, L.P. (1)(3)(11)
  535 Madison Avenue, 14th Floor
  New York, NY 10022                       15,241     1,379,276      10,730     1,027,912         4,511      351,364            *
------------------------------------------------------------------------------------------------------------------------------------
Avenue International, Ltd.
(1)(3)(11)
  535 Madison Avenue, 14th Floor
  New York, NY 10022                       48,739     4,410,769      34,312     3,287,148        14,427    1,123,621         1.0%
------------------------------------------------------------------------------------------------------------------------------------
Avenue Investments, L.P. (1)(3)(11)
  535 Madison Avenue, 14th Floor
  New York, NY 10022                       20,828     2,024,640      14,663     1,404,721         6,165      619,919            *
------------------------------------------------------------------------------------------------------------------------------------


                                       34



                                                                                                SHARES OWNED AFTER
                                                                                                COMPLETION OF THIS
                                         NUMBER OF SHARES OWNED     NUMBER OF SHARES          OFFERING ASSUMING ALL
                                         PRIOR TO THE OFFERING      REGISTERED HEREBY         SHARES OFFERED ARE SOLD
                                        ---------------------     ---------------------       ---------------------         % OF
    NAME OF SELLING STOCKHOLDER         PREFERRED      COMMON     PREFERRED      COMMON       PREFERRED      COMMON        COMMON(2)
    ---------------------------         ---------      ------     ---------      ------       ---------      ------        ---------

Avenue Special Situations Fund IV,
L.P. (1)(3)(11)
  535 Madison Avenue, 14th Floor
  New York, NY 10022                       13,726     3,038,409       9,663       925,735         4,063    2,112,674         2.0%
------------------------------------------------------------------------------------------------------------------------------------
D.E. Shaw Laminar Portfolios, L.L.C.(4)
  120 West 45th Street, 39th Floor
  New York, NY 10036                       15,000     1,357,466      10,560     1,011,659         4,440      345,807            *
------------------------------------------------------------------------------------------------------------------------------------
D.E. Shaw Valence Portfolios, L.L.C.(4)
  120 West 45th Street, 39th Floor
  New York, NY 10036                       10,000       904,977       7,040       674,439         2,960      230,538            *
------------------------------------------------------------------------------------------------------------------------------------
GPC 73, LLC
  535 Madison Avenue, 14th Floor
  New York, NY 10022                        1,466       132,670       1,032        98,872           434       33,798            *
------------------------------------------------------------------------------------------------------------------------------------
Highbridge Convertible Arbitrage
Master Fund LP (5)
  9 West 57th Street, 27th Floor
  New York, NY 10019                        1,000        90,498         704        67,444           296       23,054            *
------------------------------------------------------------------------------------------------------------------------------------
Highbridge International LLC
(1)(6)(11)
  9 West 57th Street, 27th Floor
  New York, NY 10019                       24,500     2,217,195      17,248     1,652,375         7,252      564,820            *
------------------------------------------------------------------------------------------------------------------------------------
Investcorp Interlachen
Multi-Strategy Master Fund Limited
(1)(7)(11)
  800 Nicollet Mall, Suite 2500
  Minneapolis, MN 55402                     7,500       678,733       5,280       505,829         2,220      172,904            *
------------------------------------------------------------------------------------------------------------------------------------
Kings Road Investments Ltd.
(1)(8)(11)
  598 Madison Avenue, 14th Floor
  New York, NY 10022                       25,000     2,262,443      17,600     1,686,097         7,400      576,346            *
------------------------------------------------------------------------------------------------------------------------------------
SOLA, Ltd. (9)
  399 Park Avenue, 22nd Floor
  New York, NY 10022                       30,000     2,714,932      21,120     2,023,317         8,880      691,615            *
------------------------------------------------------------------------------------------------------------------------------------
York Capital Management, L.P. (10)
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                        3,600       325,792       2,534       242,798         1,066       82,994            *
------------------------------------------------------------------------------------------------------------------------------------
York Credit Opportunities Fund,
L.P. (10)
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                       11,000       995,475       7,744       741,883         3,256      253,592            *
------------------------------------------------------------------------------------------------------------------------------------
York Global Value Partners, L.P.
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                        5,000       452,489       3,520       337,220         1,480      115,269            *
------------------------------------------------------------------------------------------------------------------------------------
York Investment Limited (10)
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                       11,800     1,067,873       8,307       795,838         3,493      272,035            *
------------------------------------------------------------------------------------------------------------------------------------


                                       35



                                                                                                SHARES OWNED AFTER
                                                                                                COMPLETION OF THIS
                                         NUMBER OF SHARES OWNED     NUMBER OF SHARES          OFFERING ASSUMING ALL
                                         PRIOR TO THE OFFERING      REGISTERED HEREBY         SHARES OFFERED ARE SOLD
                                        ---------------------     ---------------------       ---------------------         % OF
    NAME OF SELLING STOCKHOLDER         PREFERRED      COMMON     PREFERRED      COMMON       PREFERRED      COMMON        COMMON(2)
    ---------------------------         ---------      ------     ---------      ------       ---------      ------        ---------
York Select, L.P. (10)
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                        4,000       361,991       2,816       269,776         1,184       92,215            *
------------------------------------------------------------------------------------------------------------------------------------
York Select Units Trust (10)
  767 Fifth Avenue, 17th Floor
  New York, NY 10153                        4,600       416,290       3,238       310,242         1,362      106,048            *
------------------------------------------------------------------------------------------------------------------------------------


* Represents beneficial ownership of less than 1%


(1) As indicated in footnotes 3, 6, 7 and 8 below, certain selling stockholders own warrants to purchase our Common Stock. As disclosed in the Company's previous filings with the SEC, in July 2006, the Company issued its 7% Senior Secured Notes due 2010 (the "Senior Notes") in the aggregate principal amount of $350.0 million. The purchasers of the Senior Notes included, among others, affiliates of Avenue Capital Group, Highbridge Capital Management, LLC, Investcorp Interlachen Multi-Strategy Master Fund Limited, and Kings Road Investments Ltd., each of whom is a selling stockholder. Prior to the issuance of these warrants, there were no other securities transactions between our company and any of the selling shareholders. None of the purchasers of the Senior Notes received any compensation in connection with the financing. As an integral part of this Senior Notes financing, the Company entered into a warrant agreement with the purchasers of the Senior Notes whereby following completion of our corporate conversion holding company merger on November 13, 2006, we issued warrants to purchase 4,110,382 shares of Common Stock. The shares issuable upon exercise of the warrants represented 5% of the outstanding shares of our Common Stock of as of the date of our corporate conversion merger and before giving effect to the exercise of any warrant. The warrants have an exercise price of $0.01 per share (subject to certain adjustments as set forth in the warrant agreement) and are exercisable at any time from the date of issuance until July 15, 2009, and have standard anti-dilution protection provisions. The shelf registration statement registering the shares underlying the warrants was declared effective by the SEC on December 29, 2006.

      The warrants were issued as an integral part of the Senior Notes transaction, and were intended to induce the Senior Note purchasers to accept financing terms that were more favorable to us than otherwise obtainable. Of the $297.5 million paid by the Senior Note purchasers, $24.3 million was allocated to the purchase of the warrants. The table below shows the current realizable profit relating to the warrants, based on the difference between the current market price of our Common Stock and the per share exercise price and the purchase price allocation of the warrants.

--------------  ------------  ---------------  ---------------  ----------------  --------------
                                               Current market                     Current
                                               value (based                       realizable
Number of                     Purchase Price   on $5.96 share   Current           profit (loss)
shares          Exercise      Allocation of    price as of      realizable        (based on
underlying the  price ($0.01  warrants ($5.91  November 16,     profit (based on  purchase price
warrants        per share)    per share)       2007)            exercise price)   allocation)
--------------  ------------  ---------------  ---------------  ----------------  --------------
4,110,382       $41,103.82    $24,292,357.62   $24,497,876.72   $23,840,215.60    $205,519.10
--------------  ------------  ---------------  ---------------  ----------------  --------------


(2) Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our preferred stock and the Common Stock underlying the preferred shares offered hereunder. Applicable percentage of ownership is based on 126,675,166 shares of our Common Stock outstanding as of September 29, 2007, together with securities exercisable for, or convertible into, shares of Common Stock within 60 days of September 29, 2007.

(3) The number of shares owned prior to the offering includes warrants to purchase 1,935,990 shares of Common Stock, issued by the Company to Avenue Special Situations Fund IV, L.P. and Avenue Investments, L.P. on November 13, 2006. Mr. Marc Lasry and Avenue Capital Management II, L.P. exercise voting and investment power over the securities beneficially owned by Avenue-CDP Global Opportunities Fund, L.P., Avenue Special Situations Fund IV, L.P., Avenue Investments, L.P., Avenue International, Ltd. and GPC 73, LLC.

(4) D. E. Shaw & Co. L.P., as investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the notes owned by the Selling Securityholder. Julius Gaudio, Eric Wepsic,

      Maximilian Stone, and Anne Dinning, or their designees, exercise voting and investment control over the notes on D. E. Shaw & Co. L.P.'s behalf.

(5) Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(6) The number of shares owned prior to the offering includes warrants to purchase 353,493 shares of Common Stock, issued by the Company to Highbridge International LLC on November 13, 2006. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(7) The number of shares owned prior to the offering includes warrants to purchase 69,818 shares of Common Stock, issued by the Company to Investcorp Interlachen Multi-Strategy Master Fund Limited on November 13, 2006. Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley disclaims beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

(8) The number of shares owned prior to the offering includes warrants to purchase 246,408 shares of Common Stock, issued by the Company to Kings Road Investments Ltd. on November 13, 2006. Kings Road Investments Ltd. ("Kings Road") is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (the "Master Fund"). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the "Investment Managers"), Polygon Investments Ltd. (the "Manager"), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and/or dispositive power of the securities held by Kings Road. The Investment Mangers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(9) The beneficial holder of the securities is SOLA LTD ("SOLA"), a Cayman Islands exempted company. The investment advisor of SOLA is Solus Alternative Asset Management LP, a Delaware limited partnership, which is an investment advisor registered with the SEC under the U.S. Investment Advisors Act of 1940, as amended. The principals of the Investment Advisors are Christopher Pucillo, Christopher Bondy, Steven Renehan, and Nicholas Signorile. Each member disclaims beneficial ownership of the securities owned by SOLA.

(10) Mr. James G. Dinan exercised voting and investment power over the securities beneficially owned by York Capital Management, L.P., York Credit Opportunities Fund, L.P., York Global Value Partners, L.P., York Investment Limited, York Select, L.P. and York Select Units Trust.

(11) As referenced in footnotes 1, 3, 6, 7 and 8 above, on November 13, 2006, certain selling stockholders were issued warrants to purchase our Common Stock in connection with our Senior Notes financing. Prior to the issuance of the warrants, there were no other securities transactions between our company and any of the selling stockholders. The below table is provided to give additional information about the warrants transaction and the related registration of our Common Stock on behalf of the selling stockholders.

--------------------------------------------------------------------------------
Number of shares outstanding prior to the
 warrants transaction                                                 82,070,754
--------------------------------------------------------------------------------
Number of shares owned by Non-Affiliates(i) prior
 to the warrants transaction                                          37,979,008
--------------------------------------------------------------------------------
Number of underlying shares issued to selling
 stockholders in the warrants transaction                              2,605,709
--------------------------------------------------------------------------------
Underlying shares issued to selling stockholders in the warrants transaction as a percentage of the number of shares owned by
 Non-Affiliates prior to the warrants transaction                           6.9%
--------------------------------------------------------------------------------
Number of underlying shares issued to selling stockholders
 in the warrants transaction that were subsequently registered         2,605,709
--------------------------------------------------------------------------------
Underlying shares relating to the warrants transaction that
 were subsequently resold by selling stockholders after
 being registered                                                        669,719
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Underlying shares relating to the warrants transaction that
 are still held by the selling stockholders after being
 registered                                                            1,935,990
--------------------------------------------------------------------------------
Number of shares registered for resale in the current transaction on behalf of selling stockholders who participated in the
 warrants transaction                                                 10,033,466
--------------------------------------------------------------------------------
Market price of the underlying shares at time of the warrant
 transaction                                                               $6.00
--------------------------------------------------------------------------------
Current market price per share of the underlying shares                    $5.81
--------------------------------------------------------------------------------

      (i) Non-Affiliates are defined as persons other than our executive officers, directors and other holders who own greater than 10.0% of our Common Stock. This classification is solely for purposes of this registration statement and does not reflect a determination that such persons are affiliates for any other purpose.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of September 29, 2007, we have 92,665,556 shares of our Common Stock outstanding held by approximately 1,142 holders of record. Our authorized capital stock consists of 400,000,000 shares of Common Stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 355,000 shares have been designated as Series A Senior Convertible Preferred Stock. As of September 29, 2007, we have 355,000 shares of our Series A Preferred Stock outstanding held by approximately 21 holders of record. The outstanding shares of our Common Stock and Series A Preferred Stock are fully paid and non-assessable. As of September 29, 2007, there are 70,531,742 shares reserved for future issuance, of which 33,376,841 shares are reserved for future issuance upon the conversion of the Series A Preferred Stock, 22,362,471 shares are reserved for issuance upon the exercise of granted and outstanding options and warrants, 13,959,097 shares will be available for future option grants and 833,333 shares are reserved for issuance under an advisory contract. In addition, up to $142.0 million of our Common Stock may be issued as additional consideration to former IPWireless shareholders and under the IPWireless Employee Stock Bonus Plan upon the achievement of certain revenue milestones related to IPWireless' public safety business and TDtv Business and up to $30.6 million of our Common Stock may be issued as additional consideration to former GO Network shareholders and under the GO Networks Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to the sales of GO Network's Wi-Fi base station products.

         A description of our Common Stock and Series A Preferred Stock appears below.

COMMON STOCK

         Dividend Rights. Holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

         Voting Rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

         No Preemptive, Conversion or Redemption Rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.

         Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of Common Stock is fully paid and nonassessable.

SERIES A PREFERRED STOCK

         Dividend Rights. The Series A Preferred Stock is entitled to receive quarterly dividends on the liquidation preference at a rate of 7.5% per annum. Until the fourth anniversary of issuance, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference. From and after the fourth anniversary of issuance, we must declare dividends in cash each quarter, subject to applicable law. The dividend rate is subject to adjustment to 10% per annum if we default in our dividend payment obligations, or fail to cause a shelf registration statement for resales to be declared effective on or prior to November 30, 2007. The dividend rate is also subject to adjustment to 15% per annum if we fail to comply with the protective covenants of the Series A Preferred Stock described below and to 18% per annum if we fail to convert or redeem the Series A Preferred Stock when required to do so, as described below. In addition to the aforementioned dividend, our Series A Preferred Stock has the right to participate, over and above its preference amount, in any dividends or liquidation proceeds along with the Common Stock, on an as-if converted basis.

If we were to pay a dividend in cash or any other property on our Common Stock, the holders of our Series A Preferred Stock will be entitled to participate in such dividend on an as-converted basis.

         Voting Rights. Pursuant to the terms of the Series A Preferred Stock, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, and until the date on which we elect to redeem all shares of Series A Preferred Stock in connection with an asset sale, as described below, we must receive the approval of the holders of shares representing at least 75% of the Series A Preferred Stock then outstanding to (i) incur indebtedness in excess of $500 million, subject to certain adjustments and exceptions, (ii) create any capital stock that is senior to or on a parity with the Series A Preferred Stock in terms of dividends, distributions or other rights, or (iii) consummate asset sales involving the receipt of gross proceeds of, or the disposition of assets worth, $500 million or more based on their fair market value. In addition, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, we may not distribute rights or warrants to all holders of our Common Stock entitling them to purchase shares of our Common Stock, or consummate any sale of our Common Stock, for an amount less than the fair market value on the date of issuance, with certain exceptions. With respect to other matters requiring stockholder approval, the shares of Series A Preferred Stock will be entitled to vote as one class with the Common Stock on an as-converted basis.

         Conversion Rights and Redemption Rights. Each share of Series A Preferred Stock is convertible into a number of shares of our Common Stock equal to the liquidation preference then in effect divided by $11.05. If all shares of Series A Preferred Stock were to be converted at September 29, 2007, we would be obligated to issue 33,376,841 shares of our Common Stock. The Series A Preferred Stock is convertible at any time at the option of the holder, or at our election after the 18-month anniversary of issuance, subject to the trading price of our Common Stock reaching $22.10 for a specified period of time, except that such threshold price will be reduced to $16.575 on the earlier of the third anniversary of issuance or our consummation of a qualified public offering. We will not be entitled to convert the Series A Preferred Stock at our election unless a shelf registration statement covering the shares of Common Stock issued upon conversion is then effective or the shares are no longer considered restricted securities under the Securities Act. The conversion price of the Series A Preferred Stock will be adjusted from time to time upon the occurrence of stock dividend, stock split or combination of shares. Upon such an event, the conversion price will be adjusted by multiplying the current conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares or Common Stock outstanding immediately after such event.

         We will be required to redeem all outstanding shares of Series A Preferred Stock, if any, on March 28, 2017, at a price equal to the liquidation preference plus unpaid dividends. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, subject to increase for accrued dividends as described above. If we elect to convert the Series A Preferred Stock after our Common Stock price has reached the qualifying threshold, we must redeem the shares of holders of Series A Preferred Stock who elect not to convert into Common Stock at a price equal to 130% of the liquidation preference. However, we are not required to redeem more than 50% of the shares of Series A Preferred Stock subject to any particular conversion notice. In the event that we fail to obtain approval of the holders of Series A Preferred Stock to an asset sale transaction, we must either not consummate such asset sale or elect to redeem all shares of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference. Holders will be entitled to opt-out of such a redemption.

         Right to Receive Liquidation Distributions. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, subject to increase for accrued dividends as described above. The liquidation preference would become payable upon redemption, as described above, upon a liquidation or dissolution of our company, or upon deemed liquidation events including a change in control, merger or sale of all or substantially all our assets, unless the holders of Series A Preferred Stock provide a 75% vote to not treat a covered event as a deemed liquidation. Upon a deemed liquidation event - including a change in control, merger or sale of all or substantially all our assets - the Series A Preferred Stock will be entitled to receive an amount per share equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share had converted into Common Stock in connection with such event.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF NEXTWAVE WIRELESS INC.

         The provisions of Delaware law, as well as our certificate of incorporation and bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.

Delaware Law

         Effective upon the listing of our Common Stock on The Nasdaq Global Market, our company became subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless: the transaction is approved by the board of directors before the date the interested stockholder attained that status; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines business combination to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

         Our certificate of incorporation and bylaws provide that:

         o our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

         o no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

         o our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

         o any vacancies on the board of directors would be filled by a majority vote of the board;

         o our board of directors will be authorized to issue preferred stock without stockholder approval; and

         o we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

NASDAQ GLOBAL MARKET LISTING

         Our Common Stock is listed on The Nasdaq Global Market under the ticker symbol "WAVE".


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

--------------------------------------------------------------------------------
                                          NINE                        INCEPTION
                                          ENDED         YEAR          (APRIL 13,
                                         MONTHS         ENDED         2005) TO
                                        SEPTEMBER      DECEMBER       DECEMBER
      IN THOUSANDS                      30, 2007       30, 2006       31, 2005
                                        ---------      ---------      ---------
      FIXED CHARGES:
 Interest expensed and
capitalized                               18,9725         11,144             67

 Amortized premiums,
discounts and capitalized
expenses related to
indebtedness                               15,647          9,503            939

 Estimated interest within
rental expense                              1,364          1,168            797

 Preference securities
dividend requirements of
consolidated subsidiaries                  13,814           --             --
                                        ---------      ---------      ---------

         Total Fixed Charges            $  49,797      $  21,815      $   1,803

 EARNINGS:
 Pretax loss before
minority interest                       $(215,808)     $(106,663)     $ (45,662)

 Add:  Fixed charges                       49,797         21,815          1,803
                                        ---------      ---------      ---------
    Subtotal                             (166,011)       (84,848)       (43,859)

 Less:

 Preference security
dividend requirements of
consolidated subsidiaries                  13,814           --             --

 Minority interest in
pre-tax loss of subs that
have not incurred fixed
charges                                    (1,048)        (1,608)          (127)
                                        ---------      ---------      ---------

              Total Earnings            $(178,777)     $ (83,240)     $ (43,732)

 Ratio of earnings to fixed
charges (1)                                  --             --             --

--------------------------------------------------------------------------------

(1) Due to the Company's reported pretax loss before minority interest, the ratio of earnings to fixed charges was less than 1:1 and earnings were insufficient to cover fixed charges by $228.6 million, $105.1 million and $45.5 million for the nine months ended September 30, 2007, the year ended December 31, 2006 and the period from inception (April 13, 2005) to December 31, 2005, respectively.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders (the "Selling Stockholders") of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o  a combination of any such methods of sale; or

         o  any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock or the Series A Preferred Stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

         The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because a Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

         The validity of our shares of Common Stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.


                                     EXPERTS

         Ernst & Young LLP, independent registered public accounting firm, has audited NextWave Wireless Inc.'s consolidated financial statements and schedule at December 30, 2006 and December 31, 2005, and for the fiscal year ended December 30, 2006 and the period from April 13, 2005 (inception) to December 31, 2005, as set forth in their report. We have incorporated by reference NextWave Wireless Inc.'s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


         The consolidated financial statements of IPWireless, Inc. as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

         The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The audit report covering the December 31, 2006 financial statements refers to a the adoption of Statement of Financial Accounting Standards No 123 (
R) Share-Based Payment, and Financial Accounting Standards Board Statements of Position 150-5, Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports and other information with the SEC. On November 13, 2006, we became a SEC reporting company as a successor to NextWave Wireless LLC. Copies of NextWave Wireless LLC's and our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports and other information regarding NextWave Wireless LLC. The address of the SEC website is http://www.sec.gov.

         You should rely only on the information contained in this prospectus or on information to which NextWave has referred you. We have not authorized anyone else to provide you with any information.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.

         The following documents filed by us with the SEC are hereby incorporated by reference:

         o Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

         o Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, the quarter ended June 30, 2007 and the quarter ended September 29, 2007;

         o  Amended Quarterly Report on Form 10-Q/A filed April 20, 2007;

         o Current Reports on Form 8-K filed on January 3, 2007, April 12, 2007, May 8, 2007, May 17, 2007, May 23, 2007, November 2, 2007 and
            November 16, 2007;

         o Amendment No. 1 to the Current Report on Form 8-K, filed on July 25, 2007, relating to the Current Report on Form 8-K, filed on May 17, 2007;

         o Definitive Proxy Statement on Schedule 14A dated April 19, 2007, relating to our annual meeting of stockholders held on May 17, 2007; and

         o all documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities o Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents

         Copies of these filings are available free of charge by writing to NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130,
Attention: Investor Relations, or by telephoning us at (858) 480-3100.

         Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq Global Market listing fee) payable by the registrant in connection with the registration of the Common Stock:

SEC registration fee                                          $            3,902
Printer expenses                                              $              N/A
Legal fees and expenses                                       $           75,000
Accounting fees and expenses                                  $           75,000
                                                              ------------------
Total                                                         $          153,902
                                                              ==================


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on our behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by our bylaws. However, a director or officer will be liable for any act or omission
(i) not performed or omitted in good faith or which such person did not reasonably believe to be in our best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit.

         We will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after we receive a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by us. We believe that the limitation of liability provision in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

                                INDEX TO EXHIBITS

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
2.1            Third Joint Plan of Reorganization Under Chapter 11 of the
               Bankruptcy Code of NextWave Personal Communications Inc.,
               NextWave Power Partners Inc., NextWave Partners Inc., NextWave
               Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005
               (incorporated by reference to Exhibit 2.1 to the Registration
               Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006
               (the "Form 10"))***

2.2 Agreement and Plan of Merger, dated as of May 25, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to the Form 10"))***

2.3 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)***

2.4 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007)***

2.5 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007)***

3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc. (incorporated by reference to Exhibit 3.1 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

3.2            Amended and Restated Bylaws of NextWave Wireless Inc.
               (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2, 2007)***

4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment #2 to the Form S-4)***

4.2            Form of Station 4, LLC Warrant (incorporated by reference to
               Exhibit 4.2 to the Form 10)***

4.3 Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.2 to the Form 10)***

4.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)***

4.5 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))***

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
4.6            Registration Rights Agreement, dated as of July 17, 2006, among
               NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)***

4.7 Certificate of Designations for NextWave Wireless Inc.'s Series A Senior Convertible Preferred Stock (incorporated by reference to
               Exhibit 4.4 to the Company's Annual Report on Form 10-K filed March 30, 2007 (the "2006 10-K"))***

4.8 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit
               10.19 to the 2006 10-K)***

4.9 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the 2006 10-K)***

5.1            Opinion of Weil, Gotshal & Manges LLP*

8.1            Opinion Regarding Tax Matters, provided by Weil, Gotshal & Manges
               LLP*

10.1 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment #1 on Form S-8 filed January 19, 2007)***

10.2 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10)***

10.3 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)***

10.4 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10)***

10.5 Option Agreement between NextWave Wireless LLC and Manchester Financial Group LP (incorporated by reference to Exhibit 10.5 to the Form 10)***

10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.3 to the Company ` s Registration Statement on Form S-8 filed December 7,
               2006)***

10.7 Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)***

10.8 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)***

10.9 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K)***

10.10 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)***

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
10.11          Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)***

10.12 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the 2006 10-K)***

10.13          GO Networks, Inc. Stock Bonus Plan (incorporated by reference to
               Exhibit 10.18 to the 2006 10-K)***

10.14 NextWave Wireless, Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed May 2, 2007 (the "May 2, 2007 Form S-8")***

10.15 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.6 to the May 2, 2007 Form S-8)***

10.16 Amendment to NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 11, 2007)***

10.17 IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 11, 2007)***

11.1 Statement of Computation of Earnings Per Share (required information contained in this Registration Statement)

12.1 Statement of Computation of Ratio of Earnings to Fixed Charges and Preference Dividends***

21.1 Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Amendment #1 of the Form 10)***

23.1           Consent of Ernst & Young LLP, Independent Registered Public
               Accounting Firm**

23.2           Consent of KPMG LLP, Independent Registered Public Accounting
               Firm**

23.3           Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1) *

* Previously filed.

** Filed herewith.

*** Incorporated by reference.

ITEM 17.   Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that:

      Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 26, 2007.

                                        NextWave Wireless Inc.

                                        By:  /s/  Frank A. Cassou
                                           ------------------------------------
                                           Frank A. Cassou
                                           Executive Vice President - Corporate
                                           Development and Chief Legal Counsel,
                                           Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of
1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 26, 2007.

         NAME                                           TITLE
------------------------------        ------------------------------------------

                                          Chairman of the Board of Directors,
            *                           Chief Executive Officer and President
---------------------------                  (Principal Executive Officer)
      Allen Salmasi

                                                Executive Vice President -
            *                                     Chief Financial Officer
---------------------------                    (Principal Financial Officer)
     George C. Alex

                                                Executive Vice President -
            *                                    Chief Accounting Officer
---------------------------                   (Principal Accounting Officer)
    Francis J. Harding


            *                                           Director
---------------------------
    James C. Brailean


            *                                           Director
---------------------------
      William Jones


            *                                           Director
---------------------------
   Douglas F. Manchester

                                                        Director
---------------------------
       Jack Rosen


            *                                           Director
---------------------------
    Robert T. Symington


            *                                           Director
---------------------------
     William H. Webster


*By:  /s/ Frank A. Cassou
    ---------------------------
          Frank A. Cassou
          As Attorney-in-Fact

                                INDEX TO EXHIBITS

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
2.1            Third Joint Plan of Reorganization Under Chapter 11 of the
               Bankruptcy Code of NextWave Personal Communications Inc.,
               NextWave Power Partners Inc., NextWave Partners Inc., NextWave
               Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005
               (incorporated by reference to Exhibit 2.1 to the Registration
               Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006
               (the "Form 10"))***

2.2 Agreement and Plan of Merger, dated as of May 25, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to the Form 10"))***

2.3 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)***

2.4 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007)***

2.5 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12, 2007)***

3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc. (incorporated by reference to Exhibit 3.1 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

3.2            Amended and Restated Bylaws of NextWave Wireless Inc.
               (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 2, 2007)***

4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment #2 to the Form S-4)***

4.2            Form of Station 4, LLC Warrant (incorporated by reference to
               Exhibit 4.2 to the Form 10)***

4.3 Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.2 to the Form 10)***

4.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)***

4.5 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))***

4.6 Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)***

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
4.7            Certificate of Designations for NextWave Wireless Inc.'s Series A
               Senior Convertible Preferred Stock (incorporated by reference to
               Exhibit 4.4 to the Company's Annual Report on Form 10-K filed
               March 30, 2007 (the "2006 10-K"))***

4.8 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit
               10.19 to the 2006 10-K)***

4.9 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the 2006 10-K)***

5.1            Opinion of Weil, Gotshal & Manges LLP*

8.1            Opinion Regarding Tax Matters, provided by Weil, Gotshal & Manges
               LLP*

10.1 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment #1 on Form S-8 filed January 19, 2007)***

10.2 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10)***

10.3 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)***

10.4 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit 10.4 to the Form 10)***

10.5 Option Agreement between NextWave Wireless LLC and Manchester Financial Group LP (incorporated by reference to Exhibit 10.5 to the Form 10)***

10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.3 to the Company ` s Registration Statement on Form S-8 filed December 7,
               2006)***

10.7 Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)***

10.8 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)***

10.9 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K)***

10.10 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)***

10.11 Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)***

 NUMBER        DESCRIPTION
--------       -----------------------------------------------------------------
10.12          NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan
               (incorporated by reference to Exhibit 10.17 to the 2006 10-K)***

10.13          GO Networks, Inc. Stock Bonus Plan (incorporated by reference to
               Exhibit 10.18 to the 2006 10-K)***

10.14 NextWave Wireless, Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed May 2, 2007 (the "May 2, 2007 Form S-8")***

10.15 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.6 to the May 2, 2007 Form S-8)***

10.16 Amendment to NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 11, 2007)***

10.17 IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 11, 2007)***

11.1 Statement of Computation of Earnings Per Share (required information contained in this Registration Statement)

12.1 Statement of Computation of Ratio of Earnings to Fixed Charges and Preference Dividends***

21.1 Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Amendment #1 of the Form 10)***

23.1           Consent of Ernst & Young LLP, Independent Registered Public
               Accounting Firm**

23.2           Consent of KPMG LLP, Independent Registered Public Accounting
               Firm**

23.3           Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1) *

* Previously filed.

** Filed herewith.

*** Incorporated by reference.